Exhibit 10.1

CREDIT AGREEMENT

among

NASH-FINCH COMPANY,

VARIOUS LENDERS,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent,

HARRIS TRUST AND SAVINGS BANK,
as Syndication Agent,

and

GENERAL ELECTRIC CAPITAL CORPORATION and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents,

Dated as of November 12, 2004

DEUTSCHE BANK SECURITIES INC.,

as Sole Lead Arranger and Sole Book Running Manager

TABLE OF CONTENTS

SECTION 1.	Amount and Terms of Credit
1.01	The Commitments
1.02	Minimum Amount of Each Borrowing
1.03	Notice of Borrowing
1.04	Disbursement of Funds
1.05	Notes
1.06	Conversions
1.07	Pro Rata Borrowings
1.08	Interest
1.09	Interest Periods
1.10	Increased Costs, Illegality, etc.
1.11	Compensation
1.12	Change of Lending Office
1.13	Replacement of Lenders
1.14	Incremental Commitments

SECTION 2.	Letters of Credit
2.01	Letters of Credit
2.02	Maximum Letter of Credit Outstandings; Final Maturities
2.03	Letter of Credit Requests; Minimum Stated Amount
2.04	Letter of Credit Participations
2.05	Agreement to Repay Letter of Credit Drawings
2.06	Increased Costs

SECTION 3.	Commitment Commission; Fees; Reductions of Commitment
3.01	Fees
3.02	Voluntary Termination of Commitments
3.03	Mandatory Reduction of Commitments

SECTION 4.	Prepayments; Payments; Taxes
4.01	Voluntary Prepayments
4.02	Mandatory Repayments
4.03	Method and Place of Payment
4.04	Net Payments

SECTION 5.	Conditions Precedent to Credit Events on the Initial Borrowing Date
5.01	Effective Date; Notes
5.02	Officer’s Certificate
5.03	Opinions of Counsel
5.04	Corporate Documents; Proceedings; etc.
5.05	Refinancing
5.06	Adverse Change; Governmental and Third Party Approvals; etc.
5.07	Litigation
5.08	Pledge Agreement

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5.09	Security Agreement
5.10	Subsidiaries Guaranty
5.11	Mortgages; Title Insurance; Survey
5.12	Solvency Certificate; Insurance Certificates
5.13	Fees, etc.

SECTION 6.	Conditions Precedent to each Incurrence of Incremental Term Loans
6.01	Occurrence of Syndication Date and Initial TL Commitment Termination Date
6.02	Incremental Commitment Agreement; Related Documentation
6.03	Incremental Term Notes
6.04	Officer’s Certificate
6.05	Other Conditions Specified in the Relevant Incremental Commitment Agreement

SECTION 7.	Conditions Precedent to All Credit Events
7.01	No Default; Representations and Warranties
7.02	Notice of Borrowing; Letter of Credit Request

SECTION 8.	Representations, Warranties and Agreements
8.01	Organizational Status
8.02	Power and Authority; Enforceability
8.03	No Violation
8.04	Approvals
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities
8.06	Litigation
8.07	True and Complete Disclosure
8.08	Use of Proceeds; Margin Regulations
8.09	Tax Returns and Payments
8.10	Compliance with ERISA
8.11	The Security Documents
8.12	Properties
8.13	Capitalization
8.14	Subsidiaries
8.15	Compliance with Statutes, etc.
8.16	Investment Company Act
8.17	Public Utility Holdings Company Act
8.18	Environmental Matters
8.19	Employment and Labor Relations
8.20	Intellectual Property, etc.
8.21	Indebtedness
8.22	Insurance

SECTION 9.	Affirmative Covenants
9.01	Information Covenants
9.02	Books, Records and Inspections; Annual Meetings
9.03	Insurance
9.04	Existence; Franchises
9.05	Compliance with Statutes, etc.

9.06	Compliance with Environmental Laws
9.07	ERISA
9.08	End of Fiscal Years; Fiscal Quarters
9.09	Performance of Obligations
9.10	Payment of Taxes
9.11	Use of Proceeds
9.12	Additional Security; Further Assurances; etc.
9.13	Foreign Subsidiaries Security
9.14	Permitted Acquisitions
9.15	Ownership of Subsidiaries; etc.
9.16	Existing Senior Subordinated Notes Redemption
9.17	Interest Rate Protection
9.18	Landlord Waivers

SECTION 10.	Negative Covenants
10.01	Liens
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.
10.03	Restricted Payments
10.04	Indebtedness
10.05	Advances, Investments and Loans
10.06	Transactions with Affiliates
10.07	Capital Expenditures
10.08	Consolidated Interest Coverage Ratio
10.09	Total Leverage Ratio
10.10	Senior Secured Leverage Ratio
10.11	Consolidated Working Capital Ratio
10.12	Limitations on Voluntary Prepayments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.
10.13	Limitation on Certain Restrictions on Subsidiaries
10.14	Limitation on Issuance of Capital Stock
10.15	Business
10.16	Limitation on Creation of Subsidiaries
10.17	No Other “Designated Senior Indebtedness”
10.18	Changes To Legal Names; Organizational Identification Numbers, Jurisdiction or Type of Organization
10.19	Existing Non-Material Subsidiaries

SECTION 11.	Events of Default
11.01	Payments
11.02	Representations, etc.
11.03	Covenants
11.04	Default Under Other Agreements
11.05	Bankruptcy, etc.
11.06	ERISA
11.07	Security Documents
11.08	Guaranties
11.09	Judgments

11.10	Change of Control

SECTION 12.	Definitions and Accounting Terms
12.01	Defined Terms

SECTION 13.	The Agents
13.01	Appointment
13.02	Nature of Duties
13.03	Lack of Reliance on the Agents
13.04	Certain Rights of the Agents
13.05	Reliance
13.06	Indemnification
13.07	Each Agent in its Individual Capacity
13.08	Holders
13.09	Resignation by the Agents
13.10	The Syndication Agent and the Documentation Agents

SECTION 14.	Miscellaneous
14.01	Payment of Expenses, etc.
14.02	Right of Setoff
14.03	Notices
14.04	Benefit of Agreement; Assignments; Participations
14.05	No Waiver; Remedies Cumulative
14.06	Payments Pro Rata
14.07	Calculations; Computations
14.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL
14.09	Counterparts
14.10	Effectiveness
14.11	Headings Descriptive
14.12	Amendment or Waiver; etc.
14.13	Survival
14.14	Domicile of Loans
14.15	Register
14.16	Confidentiality
14.17	Limitation on Additional Amounts
14.18	USA Patriot Act Notice

SCHEDULE 1.01	Commitments
SCHEDULE 2.01	Existing Letters of Credit
SCHEDULE 5.11	Mortgaged Property
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.21	Existing Indebtedness
SCHEDULE 8.22	Insurance
SCHEDULE 9.07	ERISA
SCHEDULE 9.18	Leaseholds Subject to Landlord Waivers/Bailee Agreements

SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.02(xiii)	Surplus Property
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.18	Legal Names; Organizational Identification Numbers; Jurisdiction of Organization; Type of Organization; etc.
SCHEDULE 14.03	Notice Information

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Initial Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT B-4	Form of Incremental Term Note
EXHIBIT C	Incremental Commitment Agreement
EXHIBIT D	Form of Letter of Credit Request
EXHIBIT E	Form of Section 4.04(b)(ii) Certificate
EXHIBIT F	Form of Opinion of Shearman & Sterling LLP
EXHIBIT G	Form of Officers’ Certificate
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Subsidiaries Guaranty
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Form of Assignment and Assumption Agreement
EXHIBIT N	Form of Intercompany Note

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CREDIT AGREEMENT, dated as of November 12, 2004, among NASH-FINCH COMPANY, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Harris Trust and Savings Bank, as Syndication Agent (in such capacity, the “Syndication Agent”), and General Electric Capital Corporation and U.S. Bank National Association, as Documentation Agents (in such capacity, the “Documentation Agents”, and each, a “Documentation Agent”), and (all capitalized terms used herein and defined in Section 12 are used herein as therein defined).

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Amount and Terms of Credit.

1.01  The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans:

(i)  shall be incurred pursuant to a single drawing to be made on the Redemption Date for the purposes described in Section 8.08(a)(i);

(ii) shall be denominated in Dollars;

(iii) shall not exceed for any Lender, in initial principal amount for the Initial Term Loans being made by such Lender on the Redemption Date, that amount which equals the Initial Term Loan Commitment of such Lender as in effect on the Redemption Date (before giving effect to any reduction thereto on such date pursuant to Section 3.03(b)); and

(iv) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise specifically provided in Section 1.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Initial Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all outstanding

Revolving Loans that are maintained as Eurodollar Loans, are subject to an Interest Period (which, unless the Administrative Agent otherwise agrees in its sole discretion, may not begin prior to the fifth Business Day after the Initial Borrowing Date) of one month which begins and ends on the same day.

Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans:

(i) shall be denominated in Dollars;

(ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Revolving Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans, together with all outstanding Initial Term Loans that are maintained as Eurodollar Loans, are subject to an Interest Period (which, unless the Administrative Agent otherwise agrees in its sole discretion, may not begin prior to the fifth Business Day after the Initial Borrowing Date) of one month which begins and ends on the same day;

(iii) may be repaid and reborrowed in accordance with the provisions hereof; and

(iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans:

(i) shall be incurred and maintained as Base Rate Loans;

(ii) shall be denominated in Dollars;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not exceed in aggregate principal amount at any time outstanding, when added to the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time; and

(v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

Notwithstanding anything to the contrary contained in this Section 1.01(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party, the Administrative Agent or the Required Lenders stating that (x) one or more of the conditions specified in Section 5 or 7 are not then satisfied, (y) the making of such Swingline Loans would violate this Section 1.01(c), or (z) a Default or an Event of Default exists and is continuing, until such time as the Swingline Lender shall have received (A) in the case of a notice of the type described in preceding clause (x), (y) or (z), written notice of rescission of all such notices (I) that any such condition specified in Sections 5 and 7 are not then satisfied, (II) that the making of such Swingline Loans would violate this Section 1.01(c) or (III) of Default or Event of Default, as the case may be, from the party or parties originally delivering such notice or notices or (B) in the case of a notice of the type described in preceding clause (z), written notice of the waiver of such Default or Event of Default by the Required Lenders.

(d)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders (other than the Swingline Lender) pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(e)           Subject to Section 1.14, the other terms and conditions set forth herein and the relevant Incremental Commitment Agreement, each Lender with an Incremental Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans:

(i) only may be incurred on one or more Incremental Term Loan Borrowing Dates (which dates, in any event (x) shall not be earlier than the later of (A) the Syndication Date and (B) the Initial TL Commitment Termination Date and (y) shall not be later than the Revolving Loan Maturity Date);

(ii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Incremental Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Incremental Term Loans of the same Type;

(iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender (as set forth in the relevant Incremental Commitment Agreement) on the respective Incremental Term Loan Borrowing Date; and

(iv) shall not at any time exceed, when added to the aggregate amount of Incremental Revolving Loan Commitments theretofore provided pursuant to Section 1.14 and the respective Incremental Commitment Agreement, $100,000,000 in aggregate principal amount for all Incremental Term Loans made by all Incremental Lenders pursuant to this Agreement and the various Incremental Commitment Agreements.

Once repaid, Incremental Term Loans may not be reborrowed.

1.02  Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding as Eurodollar Loans under any Tranche a greater number of Borrowings than the Maximum Eurodollar Borrowing Number applicable to such Tranche.

1.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder (provided that any such notice shall be deemed to have been given on a certain day only if given before 1:30 P.M. (New York time) on such day) and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office prior notice of each Base Rate Loan to be incurred hereunder by no later than 1:00 P.M. (New York time) on the date that a Base Rate Loan is to be incurred.  Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable, executed by an Authorized Officer and be in writing (including via facsimile or, in accordance with Section 14.04, electronic mail), or by telephone promptly confirmed in writing, in each case (including via facsimile and electronic mail) in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Revolving Loans or Incremental Term Loans (and, if Incremental Term Loans, the Tranche under which such Incremental Term Loans are to be made, as designated in the relevant Incremental Commitment Agreement), (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, and (v) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, the purchase price of a Permitted Acquisition, the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing.  Notwithstanding anything to the contrary contained in this Section 1.03(a), if Incremental Term Loans are being made which are being added to (and will form part of) an existing Tranche of Term Loans, then the Incremental Term Loans being so extended shall be added to the existing Borrowings of the respective Tranche in accordance with the requirements of Section 1.14 and the respective Notice of Borrowing shall be completed consistently therewith.  The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           (i)  Whenever the Borrower desire to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 2:30 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(d).

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04  Disbursement of Funds.  No later than 4:30 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the

Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05  Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced (i) if Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”) and (iv) if Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith and the relevant Incremental Commitment Agreement (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).

(b)           The Initial Term Note issued to each Lender that has an Initial Term Loan Commitment or outstanding Initial Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the sum of the (x) Initial Term Loans made by such Lender on the Initial Borrowing Date plus (y) the aggregate amount of the Initial Term Loan Commitment of such Lender on such date (after giving effect to the Initial Term Loans incurred on such date (or if issued after the Initial Borrowing Date be in a stated principal amount equal to the aggregate principal amount of Incremental Term Loans plus the Initial Term Loan Commitment (if any) of such Lender at such time), (iv) be payable in the outstanding principal amount of Initial Term Loans evidenced thereby, (v) mature on the Initial Term Loan Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving

Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)           The Incremental Term Note issued to each Lender that has an Incremental Term Loan Commitment or outstanding Incremental Term Loans of a given Tranche shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender or its registered assigns and be dated the date of the issuance thereof, (iii) be in a stated principal amount equal to the sum of (x) the principal amount of outstanding Incremental Term Loans of such Lender of the respective Tranche on such date plus (y) the aggregate amount of the Incremental Term Loan Commitment of such Lender (if any) at such time, (iv) be payable in the principal amount of Incremental Term Loans evidenced thereby, (v) mature on the Incremental Term Loan Maturity Date of the respective Tranche, (vi) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.  In connection with the foregoing, it is understood and agreed that (x) any Lender that has Incremental Term Loans outstanding pursuant to more than one Tranche shall be entitled, upon its request, to receive an Incremental Term Note with respect to each Tranche of its outstanding Incremental Term Loans and (y) if any Lender extends additional Incremental Term Loans pursuant to an existing Tranche of Incremental Term Loans where such Lender already had outstanding Incremental Term Loans, such Lender shall be entitled to request a new Incremental Term Note for such Tranche reflecting the aggregate principal amount of Incremental Term Loans of such Lender of such Tranche then outstanding.

(f)            Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(g)           Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request, obtain or possess a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06  Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default and no Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans shall be subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(v) and 1.01(b)(ii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.  Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

1.07  Pro Rata Borrowings.  All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, Revolving Loan Commitments or Incremental Term Loan Commitments, as the case may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08  Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans from time to time.  Interest which accrues under this Section 1.08(c) shall be payable on demand.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09  Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(v) and 1.01(b)(ii)), be a one, two, three or six month period, provided that (in each case):

(i)            all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, unless such next succeeding Business Day occurs in the next succeeding calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)          no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date of such Tranche.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10  Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, within five days after (or on such later date or dates as such Lender may indicate in) such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within five days after (or on such later date or dates as such Lender may indicate in) its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11  Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

1.12  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.

1.13  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01, (y) the respective Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (z) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.06 and 14.01), which shall survive as to such Replaced Lender.

1.14  Incremental Commitments.  (a)  So long as no Default or Event of Default then exists or would result therefrom, the Borrower shall, in consultation with the Administrative Agent, have the right to request on one or more occasions prior to the respective Incremental Commitment Expiry Date that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental Term Loan Commitments or Incremental Revolving Loan Commitments, in each case as designated (with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed if such designation is otherwise made in accordance with the provisions of this Agreement)) in the relevant Incremental Commitment Agreement and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Incremental Term Loans or Revolving Loans, as the case may be, pursuant thereto, it being understood and agreed, however, that:

(i)            no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund (x) any Incremental Term Loans or (y) any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to any Incremental Revolving Loan Commitment provided pursuant to this Section 1.14;

(ii)           except as otherwise provided in clauses (x) and (xi) below, any Lender (or, in the circumstances contemplated by clause (viii) below, any other Person which is an Eligible Transferee) may so provide an Incremental Commitment without the consent of any other Lender;

(iii)          each provision of Incremental Commitments pursuant to this Section 1.14 on a given date shall be in a minimum aggregate amount (for all Lenders (including in the circumstances contemplated by clause (viii) below, Eligible Transferees who will become Lenders)) of $20,000,000;

(iv)          the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 1.14 shall not exceed $100,000,000;

(v)           (x) each Incremental Commitment Agreement pursuant to which Incremental Term Loan Commitments are being provided shall specifically designate (with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed if such designation is otherwise made in accordance with the provisions of this Agreement)) the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Term Loans or Incremental Term Loan Commitments) unless the requirements of following Section 1.14(c) are satisfied) and (y) each Incremental Commitment Agreement pursuant to which Incremental Revolving Loan Commitments are being provided shall specifically designate that such Incremental Revolving Loan Commitments are to be added to the Total Revolving Loan Commitment;

(vi)          each Lender agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Commitment Agreement as provided in Section 1.01(e) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other Credit Documents;

(vii)         the Revolving Loan Commitment of each Lender agreeing to provide an Incremental Revolving Loan Commitment pursuant to an Incremental Commitment Agreement shall be increased by the amount of such Incremental Revolving Commitment specified in the relevant Incremental Commitment Agreement effective on the effective date set forth in the respective Incremental Commitment Agreement;

(viii)        if, within 10 Business Days after the Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Incremental Commitments pursuant to this Section 1.14 the Borrower has not received Incremental Commitments in an aggregate amount equal to that amount of Incremental Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower as provided in clause (b) of this Section 1.14), then the Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), request Incremental Commitments from Persons which are Eligible Transferees approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) in an aggregate amount equal to such deficiency (and with the fees and interest to be paid to such Eligible Transferees to be no greater than that to be paid (or which was offered to) to the then existing Lenders providing (or which were requested to provide) the requested Incremental Commitments);

(ix)           all Incremental Term Loans and Revolving Loans to be incurred pursuant to Incremental Commitments provided in response to a particular request for same made by the Borrower in accordance with clause (b) of this Section 1.14 shall be incurred pursuant to Incremental Commitments provided pursuant to a single Incremental Commitment Agreement, which may be executed in counterparts;

(x)            in no event shall the Maturity Date of the Incremental Term Loans to be provided pursuant to any Incremental Commitment Agreement be earlier than the applicable Maturity Date of any other Tranche of Loans (or the Revolving Loan Maturity Date, regardless of whether any Revolving Loans are then outstanding) outstanding at the time such Incremental Term Loans are incurred, unless both (I) the Required Lenders and (II) those Lenders holding (as outstanding Loans or existing Revolving Loan Commitments, as the case may be) (x) a majority of the aggregate principal amount of outstanding Term Loans of each Tranche having a Maturity Date after such proposed Maturity Date plus (y) if such proposed Maturity Date is to be prior to the Revolving Loan Maturity Date, a majority of the Total Revolving Loan Commitment, expressly agree in writing;

(xi)           in no event shall the Weighted Average Life to Maturity of the Incremental Term Loans to be provided pursuant to any Incremental Commitment

Agreement be less than the Weighted Average Life to Maturity of any other Tranche of Term Loans outstanding at the time such Incremental Term Loans are incurred, unless both (I) the Required Lenders and (II) those Lenders holding a majority of the aggregate principal amount of outstanding Term Loans having a Weighted Average Life to Maturity which is longer than the Weighted Average Life to Maturity of the Incremental Term Loans to be made pursuant to the relevant Incremental Term Loan Commitments expressly agree in writing;

(xii)          in the case of any provision of Incremental Term Commitments, the Borrower shall be in compliance with the Financial Covenants (calculated on a Pro Forma Basis and assuming that all Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments (and any other then existing Incremental Term Loan Commitments) have been incurred and the proceeds thereof applied in a manner as certified to by an Authorized Officer of the Borrower to the Administrative Agent) at such time; and

(xiii)         all actions taken by the Borrower pursuant to this Section 1.14 shall be taken in consultation with the Administrative Agent.

(b)           At the time of any provision of Incremental Commitments of a given Tranche pursuant to this Section 1.14:

(i) the Borrower, the Administrative Agent and each Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each an “Incremental Lender”) shall execute (which execution may be in counterparts) and deliver to the Administrative Agent an Incremental Commitment Agreement (it being understood that a single Incremental Commitment Agreement shall be executed and delivered by all Incremental Lenders providing Incremental Commitments in response to a particular request for same made by the Borrower) substantially in the form of Exhibit C (appropriately completed and with such modifications as may be reasonably acceptable to the Administrative Agent), with the effectiveness of the Incremental Commitment(s) provided therein to occur on the date set forth in such Incremental Commitment Agreement and the payment of any fees required in connection therewith;

(ii) the Borrower and its Subsidiaries shall have delivered such amendments, modifications and/or supplements to the Security Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the Security Documents;

(iii) the Administrative Agent shall receive an acknowledgment from the Credit Parties that the Incremental Term Loans and/or Revolving Loans to be incurred pursuant to such Incremental Term Loan Commitments (or Revolving Loan Commitments, as the case may be) are entitled to the benefits of the Subsidiaries Guaranty and the Security Documents, together with resolutions executed by (x) the Borrower, authorizing the incurrence of such Incremental Term Loans and/or such Revolving Loans, as the case may be, pursuant to such Incremental Term Loan Commitments (or Revolving Loan Commitments, as the case may be) and (y) each other Credit Party, stating that the Incremental Term Loans and/or Revolving Loans to be incurred pursuant to such Incremental Term Loan Commitments (or Revolving Loan Commitments, as the case may be) are entitled to benefits of the Subsidiaries Guaranty and the Security Documents (it being understood that such resolutions may consist of resolutions delivered on or before the Initial Borrowing Date pursuant to Section 5.04 so long as such resolutions otherwise comply with the requirements of this clause (iii));

(iv) the Administrative Agent shall have received evidence satisfactory to it that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments (or Revolving Loan Commitments, as the case may be) are (x) permitted by the terms of any outstanding Permitted Subordinated Debt (and related Permitted Subordinated Debt Documents) and (y) constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any similar term) under any such Permitted Subordinated Debt (and related Permitted Subordinated Debt Documents); and

(v) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the date the respective Incremental Commitments are being provided pursuant to this Section 1.14, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.03 as may be reasonably requested by the Administrative Agent, and such other matters as the Administrative Agent may reasonably request (including, without limitation, a no conflicts opinion with respect to any other material Indebtedness of Borrower and its Subsidiaries and the matters described in immediately preceding clause (iv)).

The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and shall deliver to each Lender a copy of same, and (i) at such time Schedule 1.01 shall be deemed modified to reflect the Incremental Term Loan Commitments (including the Tranche or Tranches thereof) of such Incremental Lenders and/or the Revolving Loan Commitments of such Incremental Lender, as the case may be, and (ii) to the extent requested by such Incremental Lenders, the appropriate Notes will be issued, at the Borrower’s expense, to such Incremental Lenders, to be consistent with the requirements of Section 1.05 (with appropriate modifications, to the extent needed) to reflect the Incremental Term Loans made by such Incremental Lenders or such Incremental Lender, as the case may be and/or the increased Revolving Loan Commitment of such Incremental Lenders, or Incremental Lender, as the case may be.

(c)           Notwithstanding anything to the contrary contained above, the Incremental Term Loan Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation reasonably satisfactory to the Administrative Agent, which designation may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, etc.), provided that the parties to a given Incremental Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, so long as the following requirements are satisfied:

(i)            the Incremental Term Loans to be made pursuant to such Incremental Commitment Agreement shall have the same Maturity Date and the same Weighted Average Life to Maturity as the Tranche of Term Loans to which the new Incremental Term Loans are being added, and shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to such Tranche;

(ii)           the new Incremental Term Loans shall have the same Scheduled Incremental Term Loan Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Incremental Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Incremental Term Loan Repayment of the respective Tranche proportionately; and

(iii)          on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.09, the aggregate principal amount of such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Loans of the respective Tranche, and so that the existing Lenders with respect to such Tranche continue to have the same participation (by amount) in each Borrowing as they had before the making of the new Incremental Term Loans of such Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add the aggregate principal amount of such new Incremental Term Loans to then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period).  In connection therewith, the Borrower may agree, in the respective Incremental Commitment Agreement, to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders.

(d)           At the time of any provision of Incremental Revolving Loan Commitments pursuant to this Section 1.14, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders with outstanding Revolving Loans, and incur additional Revolving Loans from certain other Lenders with outstanding Revolving Loans or Revolving Loan Commitments (including the Incremental Lenders with outstanding Revolving Loans or Revolving Loan Commitments), in each case to the extent necessary so that all of the Lenders with Revolving Loan Commitments participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 1.14) and with the Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing pursuant to this Section 1.14(d).

SECTION 2.  Letters of Credit.

2.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.  It is acknowledged and agreed that each of the letters of credit which were issued (or deemed issued) under the Existing Credit Agreement prior to the Initial Borrowing Date which remain outstanding on the Initial Borrowing Date and are set forth on Schedule 2.01 (each such letter of credit, an “Existing Letter of Credit” and, collectively, the “Existing Letters of Credit”) shall, from and after the Initial Borrowing Date, constitute a Letter of Credit for all purposes of this Agreement and shall, for purposes of Sections 2.04 and 3.01, be deemed issued on the Initial Borrowing Date.  The Stated Amount of each Existing Letter of Credit and the expiry date therefor is set forth on Schedule 2.01.

(b)           Subject to and upon the terms and conditions set forth herein, the respective Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

2.02  Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $40,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) five Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

2.03  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit D, appropriately completed (each a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party, the Administrative Agent or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, the respective Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such issuance, modification or amendment, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  With respect to trade Letters of Credit, the respective Issuing Lender shall, on the first Business Day of each week, deliver to the Administrative Agent, a detailed written report of the daily aggregate outstandings of all trade Letters of Credit issued by it for the previous week.  The Administrative Agent shall, promptly after receipt of such report, provide each Participant with a copy of same.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.04  Letter of Credit Participations.  (a)  Immediately upon the issuance by the respective Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender (other than such Issuing Lender in its capacity (if any) as an RL Lender) and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13, 1.14 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the relevant Lenders.

(b)           In determining whether to pay under any Letter of Credit, the respective Issuing Lender shall not have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to the respective Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to the respective Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the respective Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)           Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Upon the request of any Participant, the respective Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)            The obligations of the Participants to make payments to the respective Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

2.05  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse the respective Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  The respective Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)           The obligations of the Borrower under this Section 2.05 to reimburse the respective Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such

Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06  Increased Costs.  If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Issuing Lender or participated in by any Participant, or (ii) impose on such Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Lender or any Participant or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, within five days after the delivery of the certificate referred to below to the Borrower by such Issuing Lender or any Participant (or on such later date or dates as such Issuing Lender may indicate in such certificate) (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  The respective Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.

3.01  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “RL Commitment Commission”) for the period from and including the Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued RL Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)           The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with an Initial Term Loan Commitment a commitment commission (the “Initial TL Commitment Commission”) for the period from the Initial Borrowing Date to but not including the Initial TL Commitment Termination Date (or such earlier date on which the Total Initial Term Loan Commitment has been terminated), computed at a rate per annum for each day equal to ½ of 1% on the daily average Initial Term Loan Commitment of such Non-Defaulting Lender.  Accrued Initial TL Commitment Commission shall be due and payable in arrears on the Initial TL Commitment Termination Date (or such earlier date upon which the Total Initial Term Loan Commitment is terminated).

(c)           The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with an Incremental Term Loan Commitment such facility fees, commitment commission and other amounts, if any, as are specified in the Incremental Commitment Agreement pursuant to which such Incremental Term Loan Commitment has been provided, with such facility fees, commitment commission and other amounts, if any, to be payable at the times set forth in such Incremental Commitment Agreement.

(d)           The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(e)           The Borrower agrees to pay to the respective Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(f)            The Borrower agrees to pay to the respective Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(g)           The Borrower agrees to pay to each Agent, for its account, such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

3.02  Voluntary Termination of Commitments.  (a)  Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Revolving Loan Commitment, provided that (x) if, as a result of any such termination or reduction to the Total Revolving Loan Commitment, any amounts are owing pursuant to Section 4.02(a), such amounts shall be repaid in accordance with the requirements of Section 4.02(a) concurrently with the effectiveness of such termination or reduction to the Total Revolving Loan Commitment and (y) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)           Unless otherwise provided in the respective Incremental Commitment Agreement, upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the aggregate Incremental Term Loan Commitments provided pursuant to any Incremental Commitment Agreement in whole, or reduce them in part, pursuant to this Section 3.02(b), in an integral multiple of $1,000,000 (or such other multiple as may be provided in the respective Incremental Commitment Agreement) in the case of partial reductions to the aggregate amount of Incremental Term Loan Commitments provided pursuant to the relevant Incremental Commitment Agreement, provided that each such reduction shall apply proportionately to permanently reduce the Incremental Term Loan Commitment of various Lenders provided pursuant to the respective Incremental Commitment Agreement or Agreements under which such Tranche of Incremental Term Loan Commitments have been provided.

(c)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, subject to its compliance with the requirements of Section 14.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the entire Revolving Loan Commitment of such Lender, so long as (x) all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 1.11 but excluding amounts owing in respect to Term Loans maintained by such Lender, if such Term Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule 1.01 shall be deemed modified to reflect such changed amounts) and (y) after giving effect to the repayments pursuant to preceding clause (x), any additional payments owing at such time pursuant to Section 4.02(a) shall be made concurrently with the effectiveness of such termination, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.06 and 14.01), which shall survive as to such repaid Lender.

(d)           The Borrower shall not have the right to voluntarily terminate or partially reduce the total Initial Term Loan Commitment (or the Initial Term Loan Commitment of any Lender).

3.03  Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on November 30, 2004 unless the Initial Borrowing Date has occurred on or prior to such date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Redemption Date (after giving effect to any incurrence of Initial Term Loans on such date).

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall terminate in its entirety on the Revolving Loan Maturity Date.

(d)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date upon which a mandatory repayment of Term Loans pursuant to Section 4.02(b), (c), (d), (f) or (g) is required (and exceeds in amount the sum of the aggregate principal amount of Term Loans then outstanding plus any then existing Incremental Term Loan Commitments) or would be required if Term Loans were then outstanding or any Incremental Term Loans then existed, the Total Revolving Loan Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the sum of the aggregate principal amount of Term Loans then outstanding plus any then existing Incremental Term Loan Commitments; provided that notwithstanding the foregoing, in no event shall the Total Revolving Loan Commitment be reduced by operation of this Section 3.03(d) to an aggregate amount less than $90,000,000.

(e)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (i) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall be permanently reduced on each Incremental Term Loan Borrowing Date on which Incremental Term Loans are incurred pursuant to such Incremental Commitment Agreement in an amount equal to the aggregate principal amount of Incremental Term Loans made by such Lender pursuant to such Incremental Commitment Agreement on such date, (ii) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Commitment Agreement shall terminate at 5:00 P.M. (New York City time) on the earlier of (x) the date specified in such Incremental Commitment Agreement and (y) the Revolving Loan Maturity Date (whether or not any Incremental Term Loans are incurred on either such date) and (iii) unless the Required Lenders otherwise agree in writing in their sole discretion, any then existing Incremental Term Loan Commitments shall terminate in their entirety on the date on which a Change in Control occurs.

(f)            Each reduction to, or termination of, the Total Initial Term Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Initial Term Loan Commitment of each Lender with such a Commitment.  Each reduction to the Incremental Term Loan Commitments provided pursuant to any Incremental Commitment Agreement shall, except as otherwise expressly provided in the respective Incremental Commitment Agreement, be applied proportionately to reduce the Incremental Term Loan Commitment of each Lender provided pursuant to the respective Incremental Commitment Agreement.  Each reduction to, or termination of, the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with such a Commitment.

SECTION 4.  Prepayments; Payments; Taxes.

4.01  Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

(i) the Borrower shall give the Administrative Agent at the Notice Office (x) prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans by no later than 12:00 Noon (New York time) on the date of such prepayment and (y) prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans by no later than 1:30 P.M. (New York time) at least three Business Days’ prior to the date of such prepayment, which notice (in each case) shall specify whether Initial Term Loans, one or more Tranches of Incremental Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders;

(ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000, (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $100,000; provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans beyond the last day of the Interest Period then applicable thereto (and same shall automatically be converted into a Borrowing of Base Rate Loans on the last day of such Interest Period) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect;

(iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default and no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender;

(iv) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01(a) on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;

(v)  each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied pro rata to each Tranche of Term Loans, with each such Tranche of Term Loans to be allocated its Relevant Term Loan Percentage of such repayment; and

(vi) the amount of each voluntary prepayment of Incremental Term Loans made pursuant to this Section 4.01(a) and applied to a particular Tranche of Term Loans as provided in preceding clause (v) shall be applied as otherwise provided in the Incremental Commitment Agreement pursuant to which such Incremental Term Loans are made, or in the case of any Tranche of Incremental Term Loans extended pursuant to more than one Incremental Commitment Agreement, as may otherwise be provided in the first Incremental Commitment Agreement executed and delivered with respect to such Tranche.

(b)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to the Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 14.12(b), so long as (I) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to this Section 4.01(b), at which time Schedule 1.01 shall be deemed modified to reflect the changed Revolving Loan Commitments, (II) the consents, if any, required under Section 14.12(b) in connection with the repayment pursuant to this clause (b) have been obtained and (III) after giving effect to all repayments made as described above in this Section 4.01(b), any additional amounts owing pursuant to Section 4.02(a) at such time shall have been paid.

4.02  Mandatory Repayments.  (a)  On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower agrees to prepay on such day the principal of Swingline

Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower agrees to pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay the principal amount of Incremental Term Loans on the dates and in the amounts set forth in the respective Incremental Commitment Agreement or Agreements relating to such Incremental Term Loans (each such repayment as the same may be reduced as provided in Section 4.01, a “Scheduled Incremental Term Loan Repayment”, and each such date a “Scheduled Incremental Term Loan Repayment Date”), provided that if any Incremental Term Loans are incurred which will be added to (and form part of) an existing Tranche of Incremental Term Loans, the amount of the then remaining Scheduled Incremental Term Loan Repayments of the respective Tranche shall be proportionally increased (with the aggregate amount of increases to the then remaining Scheduled Incremental Term Loan Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of Section 1.14(c).

(c)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h).

(d)           In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the first Business Day following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Material Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h) (or, in the case of Material Asset Sales consummated pursuant to Section 10.02(xiii), at the option of the Borrower, as a mandatory repayment of outstanding Revolving Loans (with no corresponding reduction to the Total Revolving Loan Commitment) in accordance with the requirements of Section 4.02(h)); provided, however, that the Net Sale Proceeds therefrom shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower delivers a certificate (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended) to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to Section 10.15 (including, without limitation (but only to the extent permitted by Section 9.14), the purchase of the assets or 100% of the equity of a Person engaged in such businesses) within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(d) without regard to the preceding proviso.

(e)           In addition to any other mandatory repayments pursuant to this Section 4.02, within three Business Days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Material Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Material Recovery Event shall be applied within such three Business Day period as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that so long as no Default or Event of Default then exists such Net Insurance Proceeds shall not be required to be so applied within such three Business Day period to the extent that the Borrower has delivered a certificate (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended) to the Administrative Agent within such three Business Day period stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within the Relevant Reinvestment Period, and provided further that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(e) without regard to the preceding proviso.

(f)            In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable ECF Percentage of Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as a mandatory repayment of outstanding Term Loans in accordance with the requirements of Sections 4.02(g) and (h).

(g)           The amount of each principal repayment of Term Loans made as required by Sections 4.02(c), (d), (e) and (f) shall be applied pro rata to each Tranche of then outstanding Term Loans, with each such Tranche of Term Loans to be allocated its Relevant Term Loan Percentage of such payment.  Each principal repayment applied to a particular Tranche of Incremental Term Loans pursuant to the preceding sentence shall be applied to reduce the scheduled amortization payments (if any) under such Tranche of Incremental Term Loans as otherwise provided in the Incremental Commitment Agreement pursuant to which such Incremental Term Loans have been made, or in the case of any Tranche of Incremental Term Loans extended pursuant to more than one Incremental Commitment Agreement, as may otherwise be provided in the first Incremental Commitment Agreement executed and delivered with respect to such Tranche.

(h)           With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of

Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.  Notwithstanding the foregoing provisions of this Section 4.02 (other than Sections 4.02(a) and (b), which shall not have the benefits of this sentence), if at any time the mandatory repayment of Loans pursuant to this Section 4.02 would result, after giving effect to the procedures set forth above in this clause (h), in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists.  At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the principal amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided, however, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans.  So long as no Event of Default is then in existence, any amounts remaining in such collateral account after giving effect to the application thereof as contemplated above shall be returned to the Borrower.

(i)            In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

4.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04  Net Payments.  (a)  All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits (or franchise taxes imposed in lieu thereof) of an Agent or a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  Except as provided in Section 4.04(b), if any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes to the relevant taxing authority, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits (or franchise taxes imposed in lieu thereof) of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of (1) a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 14.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or (2) a Person that becomes a Lender as contemplated in Section 1.14, on the date such Person becomes a Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case, if such Lender’s inability to provide such forms or certificates is attributable to any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulations, guideline or order, or in the interpretation thereof, relating to such United States withholding tax, such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to pay additional amounts to a Lender in respect of Taxes, income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) in respect of any amounts deducted or withheld by it under the laws of any jurisdiction requiring such deduction or withholding as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)           If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) each Lender may determine in its sole discretion consistent with the policies of such Lender whether to seek a Tax Benefit; (ii) any taxes that are imposed on any Lender as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns) and (iv) no Lender shall be required to pay the Borrower any amounts pursuant to this Section 4.04(c) at any time when a Default, or an Event of Default, under Section 11.01 or 11.05 exists.

SECTION 5.  Conditions Precedent to Credit Events on the Initial Borrowing Date.  The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

5.01  Effective Date; Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower, and to the extent requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

5.02  Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chief Executive Officer, the President or any corporate Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06, 5.07 and 7.01 have been satisfied on such date.

5.03  Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from general counsel of the Borrower, an opinion addressed to each Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters as the Administrative Agent may reasonably request, (ii) from Shearman & Sterling LLP, special counsel to the Credit Parties, an opinion addressed to each Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit F and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (iii) from local counsel in each State where any Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Agents addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.04  Corporate Documents; Proceedings; etc.  (a)  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit G with appropriate insertions, together with copies of the certificate or articles of incorporation, certificate of formation, operating agreements and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           On the Initial Borrowing Date, all corporate, limited liability company, partnership and legal proceedings and all instruments and agreements in connection with the Bank Refinancing and the other transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received, in respect of each Credit Party, all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company, partnership or governmental authorities.

(c)           On the Initial Borrowing Date, the ownership and capital structure (including, without limitation, the terms of any equity interests, options, warrants or other securities issued by the Borrower or any of its Subsidiaries) of the Borrower and its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent.

5.05  Refinancing.  (a)  On the Initial Borrowing Date, the total commitments in respect of the Existing Credit Agreement shall have been terminated, and all loans and notes (together with interest thereon) with respect thereto shall have been repaid in full, all letters of credit issued thereunder shall have been terminated (or incorporated as Existing Letters of Credit hereunder) and all other amounts (including premiums and fees) owing pursuant to the Existing Credit Agreement shall have been repaid in full (except as to indemnification obligations (if any) that are not then due and payable).  In addition, the creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of the Borrower and its Subsidiaries created pursuant to any security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all such assets to the Borrower or such Subsidiary.

(b)           On or prior to the Initial Borrowing Date, the Borrower shall have irrevocably instructed the trustee under the Existing Senior Subordinated Notes Indenture in writing to mail to the holders of the Existing Senior Subordinated Notes, on or prior to the second Business Day following the Initial Borrowing Date, a redemption notice (a “Redemption Notice”) pursuant to, and in accordance with the requirements of, the Existing Senior

Subordinated Notes Documents, which Redemption Notice shall specify that 100% of the outstanding Existing Senior Subordinated Notes shall be redeemed on a date that is no later than the 45th day following the Initial Borrowing Date (the date upon which such redemption actually occurs, the “Redemption Date”).

(c)           The Administrative Agent shall have received evidence reasonably satisfactory to it that the matters set forth in this Section 5.05 have been satisfied on or prior to the Initial Borrowing Date.

5.06  Adverse Change; Governmental and Third Party Approvals; etc.  (a)  On the Initial Borrowing Date, nothing shall have occurred (and no Agent nor any Lenders shall have become aware of any facts, conditions or other information not previously known) which any Agent or the Required Lenders reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)           On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals in connection with the transactions contemplated by the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of any Loan, issuance of any Letter of Credit or the consummation of the transactions contemplated by the Credit Documents.

5.07  Litigation.  On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened with respect to this Agreement, any other Credit Document or any other documentation executed in connection herewith and therewith or the transactions contemplated hereby and thereby, or which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.08  Pledge Agreement.  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

5.09  Security Agreement.  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)            Financing Statements (Form UCC-1 or the equivalent) in proper form for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above or in any other jurisdiction where the chief executive office, any record office, any Mortgaged Property or any inventory or equipment of the Borrower or any of its Subsidiaries is located, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)          evidence of the completion or performance, as the case may be, of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been or are being taken, and the Security Agreement shall be in full force and effect.

5.10  Subsidiaries Guaranty.  On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit J (as amended, restated, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.11  Mortgages; Title Insurance; Survey.  On the Initial Borrowing Date, the Collateral Agent shall have received:

(i)            fully executed counterparts of Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent, which Mortgages shall cover such of the Real Property owned by the Borrower or any Subsidiary Guarantor and designated as “Mortgaged Property” on Schedule 5.11, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances, on such Mortgaged

Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(ii)           UCC-1 Fixture Filings covering each Mortgaged Property;

(iii)          such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall be reasonably deemed necessary by the Administrative Agent in order for the owner or holder of any fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iv)          a Mortgage Policy relating to each Mortgage issued by First American Title Insurance Company (the “Title Company”) reasonably satisfactory to the Collateral Agent, in an insured amount (which amount shall not exceed 100% of the fair market value of the Mortgaged Property related to the respective Mortgage Policy) satisfactory to the Collateral Agent and insuring the Collateral Agent that each Mortgage creates a valid and enforceable first priority mortgage lien on the respective Mortgaged Property subject thereto, free and clear of all defects and encumbrances except Permitted Encumbrances.  Each Mortgage Policy (w) shall be in form and substance reasonably satisfactory to the Collateral Agent, (x) shall include, to the extent available on a commercially reasonable basis in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Notes, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (y) shall not include the “standard” title exceptions, the “standard” survey exception or an exception for mechanics’ liens, and (z) shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(v)           such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies referred to in subsection (iv) above;

(vi)          (A) a copy of the existing survey of each Mortgaged Property, together with a “no-change” affidavit, if such are acceptable to the Title Company referred to in preceding clause (iv) and sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (iv) or (B) a survey of each Mortgaged Property (and all improvements thereon) (a) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such Mortgaged Property is located, (b) dated not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty days prior to such date of delivery, (c) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such, White & Case LLP and the Title Company, (d) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (e) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (iv);

(vii)         to the extent requested by the Collateral Agent, copies of all leases in which the Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, such agreements shall be subordinate to the Liens of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(viii)        flood certificates covering each Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

5.12  Solvency Certificate; Insurance Certificates.  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i)            a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit K; and

(ii)           certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.13  Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to each Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to such Agent or such Lender to the extent then due.

SECTION 6.  Conditions Precedent to each Incurrence of Incremental Term Loans.  The obligation of each Lender party to any Incremental Commitment Agreement to make Incremental Term Loans as contemplated therein and by this Agreement, is subject at the time of the making of such Incremental Term Loans to the satisfaction of the following conditions:

6.01  Occurrence of Syndication Date and Initial TL Commitment Termination Date.  The Syndication Date and the Initial TL Commitment Termination Date shall have already occurred.

6.02  Incremental Commitment Agreement; Related Documentation.  The Administrative Agent shall have received the respective Incremental Commitment Agreement, executed by each party thereto (which execution may be in counterparts), and the Administrative Agent shall have received all related documentation in accordance with the requirements of Section 1.14(b), in each case to the reasonable satisfaction of the Administrative Agent.

6.03  Incremental Term Notes.  There shall have been delivered to the Administrative Agent for the account of each of the relevant Incremental Lenders that has requested same the appropriate Incremental Term Note executed by the Borrower in the amount, with the maturity and in the form as otherwise provided herein.

6.04  Officer’s Certificate.  On the date of each incurrence of Incremental Term Loans, the Administrative Agent shall have received a certificate, dated the date of such incurrence, signed by the Chief Executive Officer, the President, any corporate Vice President or the Treasurer of the Borrower certifying that the Incremental Term Loans are being incurred in accordance with the requirements of Sections 1.01(e), 1.14 and the relevant Incremental Commitment Agreement and representations and warranties contained in this Agreement, and showing in reasonable detail calculations of compliance with the requirements of clause (xii) of Section 1.14(a).

6.05  Other Conditions Specified in the Relevant Incremental Commitment Agreement.  If any other conditions precedent are specified in the relevant Incremental Commitment Agreement, such conditions precedent shall be satisfied on the date of the incurrence of the respective Incremental Term Loans.

SECTION 7.  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date or the Redemption Date, as the case may be), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

7.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02  Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of (i) each Credit Event occurring on the Initial Borrowing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 have been satisfied (except to the extent the satisfaction of such conditions are subject to the discretion of the Administrative Agent and/or the Required Lenders or which have been waived by the Required Lenders), (ii) each Credit Event consisting of Incremental Term Loans shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 have been satisfied (except to the extent that the satisfaction of such conditions are subject to the discretion of the Administrative Agent) and (iii) all Credit Events on or after the Initial Borrowing Date and applicable to such Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 7 have been satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01  Organizational Status.  Each of the Borrower and its Subsidiaries (other than the Existing Non-Material Subsidiaries) (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02  Power and Authority; Enforceability.  Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute,

deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach (other than any conflict with or breach of Sections 10.12, 10.17 and 10.20 of the Existing Senior Subordinated Note Indenture existing on prior to the 45th day following the Initial Borrowing Date) of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of the Borrower or any of its Subsidiaries.

8.04  Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (x) for those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the Liens created under the Security Documents, which filings (other than in respect of motor vehicles, tractors and trailers) shall be made within 10 days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document (ii) the legality, validity, binding effect or enforceability of any such Credit Document or (iii) the consummation of the Refinancing.

8.05  Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The consolidated balance sheet of the Borrower for its fiscal years ended on December 29, 2001, December 28, 2002 and January 3, 2004, and for its quarterly accounting period ended June 19, 2004, and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower for its fiscal year or two fiscal quarter period, as the case may be, ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby.  All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles (except, in the case of the aforementioned interim statements, for normal year end audit adjustments and the absence of footnotes).

(b)           On and as of the Initial Borrowing Date and after giving effect to the transactions contemplated hereby and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses.  For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)           Except (i) as fully disclosed in the financial statements delivered pursuant to Section 8.05(a) and (ii) Indebtedness of the type described in Section 10.04(viii) and outstanding on the Initial Borrowing Date, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Initial Borrowing Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d)           The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.  On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e)           Since January 3, 2004 nothing has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

8.06  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to any Credit Document, (ii) the Refinancing or (iii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.07  True and Complete Disclosure.  All factual information furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, taken as whole, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08  Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Initial Term Loans shall be utilized by the Borrower (i) on the Redemption Date, to (x) finance the Existing Senior Subordinated Notes Redemption and (y) pay fees and expenses incurred in connection therewith and (ii) to the extent in excess of the amount necessary for the purposes described in preceding clause (i), for working capital and general corporate purposes (including, without limitation, to repay outstanding Revolving Loans).

(b)           Up to, but no more than $45,000,000 of Revolving Loans and Swingline Loans shall be utilized by the Borrower on the Initial Borrowing Date to finance the Bank Refinancing and to pay fees and expenses incurred in connection therewith and in connection with the entering into of this Agreement and the other Credit Documents.  Proceeds of all other Revolving Loans and the Swingline Loans shall be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries (including to effect Permitted Acquisitions and make Capital Expenditures, in each case to the extent otherwise permitted by this Agreement).

(c)           All proceeds of Incremental Term Loans shall be used solely (i) to finance Permitted Acquisitions, (ii) to finance Capital Expenditures and the Borrower’s and its Subsidiaries’ other general corporate purposes and (iii) to repay outstanding Term Loans and Revolving Loans.

(d)           Notwithstanding anything to the contrary contained in this Section 8.08 or elsewhere in the this Agreement, it is understood and agreed that no proceeds of any Loan shall be used to pay any Dividend regardless of whether such Dividend is permitted pursuant to Section 10.03 or elsewhere in this Agreement, provided that proceeds of Revolving Loans may be used to pay Dividends permitted pursuant to Section 10.03 to the extent such proceeds do not exceed the actual amount of internally generated cash of the Borrower and its Subsidiaries previously applied to repay outstanding Revolving Loans.

(e)           No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09  Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely (which shall include any automatic or discretionary filing extensions) filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith, that have been adequately disclosed on the financial statements of the Borrower and its Subsidiaries and for which adequate reserves are maintained in accordance with generally accepted accounting principles.  The Borrower and each of its Subsidiaries has at all times paid, or has provided adequate reserves (as determined in good faith by the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current year to date.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries.  Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of federal income taxes or other material taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with any other transactions contemplated hereby.

8.10  Compliance with ERISA.  (a) No facts or circumstances exist which would reasonably be expected to have a Material Adverse Effect in connection with the failure of any Plan, or the failure of the Borrower or an ERISA Affiliate with regard to any Plan, to comply with its terms and with all applicable laws, including, without limitation, ERISA and the Code.

(b)           Except with respect to any matter specified in this Section 8.10(b) (either individually or in the aggregate) which would not reasonably be expected to have a Material Adverse Effect, and, additionally, to the knowledge of the Borrower in the case of any matter relating to a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA):

(i)            each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code (or relies on an opinion letter issued to the sponsor of a prototype or volume submitter plan, or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and is awaiting receipt of a response);

(ii)           no Reportable Event has occurred within the past five (5) years;

(iii)          no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization;

(iv)          no Plan subject to Title IV of ERISA (other than any Plan that is a multiemployer plan) has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans subject to Title IV of ERISA, exceeds $16,000,000;

(v)           no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA;

(vi)          all contributions required to be made with respect to a Plan have been timely made;

(vii)         neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan;

(viii)        to the knowledge of the Borrower, no condition exists which could reasonably be expected to present a risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the provisions of ERISA and the Code set forth in subsection (vii) of Section 8.10(b);

(ix)           no proceedings have been instituted pursuant to Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA;

(x)            no action, suit, proceeding, hearing, or, to the knowledge of the Borrower, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to Borrower’s knowledge, threatened;

(xi)           neither the Borrower nor any ERISA Affiliate has, or could reasonably be expected to incur, directly or indirectly, any withdrawal liability within the meaning of Section 4201 of ERISA in the event of a complete withdrawal from all Plans which are multiemployer plans;

(xii)          each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any such noncompliance would not result in a material liability;

(xiii)         each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any such noncompliance would not result in a material liability; and

(xiv)        no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and

(xv)         except as set forth on Part B to Schedule 9.07, the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or state insurance continuation laws that are not preempted by ERISA).

(c)           To the knowledge of the Borrower, no facts or circumstances exist which could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect in connection with the failure of any Foreign Pension Plan, or the failure of the Borrower or any of its Subsidiaries with regard to any Foreign Pension Plan, to comply with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  Except with respect to matters specified in clauses (i), (ii) and/or (iii) below which (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect:  (i) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; (ii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11  The Security Documents.  (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent that such security interest in such Security Agreement Collateral may be perfected pursuant to the relevant UCC, subject to no other Liens other than Permitted Liens; provided that there shall be no violation of the representations and warranties contained in this Section 8.11(a) as a consequence of the failure to perfect the security interest granted pursuant to the Security Agreement in (i) any Collateral of the type described in Section 2.9 of the Security Agreement as long as the obligation of the respective Credit Party to take action to perfect the security interest in such Collateral has not arisen under Section 2.9 of the Security Agreement, (ii) Deposit Accounts or Letter-of-Credit Rights (in each case as such term is defined in the Security Agreement) as long as the obligation of the applicable Credit Party to take action such that the Collateral Agent obtains “control” over such Collateral pursuant to the relevant UCC has not yet arisen under Section 3.9 or 3.10 (as applicable) of the Security Agreement or (iii) Commercial Tort Claims (as defined in the Security Agreement) so long as the obligation of the respective Credit Party to take action to perfect the security interest in such Commercial Tort Claim has not yet arisen under Section 3.11 of the Security Agreement.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)           The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, under the Pledge Agreement constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person except non-consensual Liens which constitute Permitted Liens and are junior in priority to the Liens and security interests created by the Pledge Agreement.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c)           Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto).

8.12  Properties.  (a)  All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth on Schedule 8.12.  Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it and a valid leasehold interest in any material Real Property leased by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

(b)           The assessed value (for real estate tax purposes) and/or the fair market value (as determined in good faith by the Borrower) of each Real Property owned by the Borrower and its Subsidiaries as of the Initial Borrowing Date and set forth on Schedule 5.11 is set forth opposite such Real Property listed on Schedule 5.11, and except as otherwise set forth on Schedule 10.02(xiii) and Schedule 10.01(iii) no other Real Property owned by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date has a assessed value (for real estate tax purposes) or, to the extent available, fair market value (as determined in good faith by the Borrower), in either case, in excess of $750,000.

8.13  Capitalization.  On the Initial Borrowing Date, the authorized capital of the Borrower consists of (i) 50,000,000 shares of common stock, $1.66-2/3 par value per share, of which 12,489,773 shares are issued and outstanding and 10,004 of which are issued and held in treasury and (ii) 500,000 shares of blank check preferred stock, none of which shares shall be issued and outstanding.  All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable.  The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for options or warrants to purchase shares of the Borrower’s common stock which may be issued from time to time pursuant to any employee and/or director equity-based compensation plan.

8.14  Subsidiaries.  As of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14.  Schedule 8.14 correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof.

8.15  Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17  Public Utility Holdings Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

8.18  Environmental Matters.  (a)  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  There are no pending or, to the knowledge of the Borrower threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries.  There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)           Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c)           Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall not be untrue unless the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19  Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question is in existence with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v) to the knowledge of the Borrower, no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii), (iii), (iv) or (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20  Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.21  Indebtedness.  Schedule 8.21 sets forth a true and complete list of all Indebtedness of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after the Bank Refinancing and the other transactions contemplated hereby (other than (1) Contingent Obligations not supporting any Indebtedness of the type described in clause (i), (ii), (iv), (v) or (vii) of the definition thereof, (2) the Existing Senior Subordinated Notes, (3) the Loans and (4) the Letters of Credit), in each case showing the aggregate principal amount thereof and the name of the respective borrower and lender and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.

8.22  Insurance.  Schedule 8.22 sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 9.  Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01  Information Covenants.  The Borrower will furnish to each Lender:

(a)           Quarterly Financial Statements.  Within 40 days (or such shorter period as may be required by the SEC for the filing of quarterly reports on Form 10-Q by Persons subject to Section 13(a) or 15(d) of the Securities Exchange Act) after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period, (ii) the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, (iii) statements of the Borrower’s and its Subsidiaries’ consolidated and consolidating revenues, profits and Consolidated EBITDA for each of its operating segments (i.e., food distribution, MDV and retail segments), in each case, for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, (iv) a schedule containing a summary of same store sales growth (expressed as a percentage) for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case in respect of preceding clauses (i), (ii) and (iii) setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and, except in respect of preceding clause (iii), comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (v) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)           Annual Financial Statements.  Within 75 days (or such shorter period as may be required by the SEC for the filing of annual reports on Form 10-K by Persons subject to Section 13(a) or 15(d) of the Securities Exchange Act) after the close of each fiscal year of the Borrower (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (without the inclusion of any “going concern” qualification) by Ernst & Young LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), such accounting firm obtained no knowledge of any Default or any Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) statements of the Borrower’s and its Subsidiaries’ consolidated and consolidating revenues, profits and Consolidated EBITDA for each of its operating segments (i.e., food distribution, MDV and retail segments) for such fiscal year and setting forth comparative figures for the preceding fiscal year, (iii) a schedule containing a summary of same store sales growth (expressed as a percentage) for such fiscal year and setting forth comparative figures for the preceding fiscal year, and (iv) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto.

(d)           Budgets.  No later than five days following the approval thereof by the Board of Directors of the Borrower, but in any event no later than 60 days following the first day of each fiscal year of the Borrower (commencing with its fiscal year commencing on or about January 1, 2005), a budget in form consistent with past practices and otherwise reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis prepared by the Borrower (i) for each quarter of such fiscal year prepared in detail and (ii) for the five immediately succeeding fiscal years (or, if earlier, the latest Maturity Date then in effect) prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

(e)           Officer’s Certificates, etc.  At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit L certifying on behalf of the Borrower that, to the best of such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or any Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall:

(i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(d), 4.02(e), 10.01 through 10.05, inclusive, 10.07 and with the Financial Covenants, at the end of such fiscal quarter or year, as the case may be;

(ii) certify (A) that there have been no changes to Annexes A through J of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or (B) if there have been any such changes, a list in reasonable detail of such changes and a certification that the Borrower and its Subsidiaries have taken all action required by the relevant Security Documents as may be necessary as a result of such changes so that all security interests purported to be created pursuant to such Security Documents continue to be fully perfected (to the extent required by the Security Documents);

(iii) set forth a schedule of all loans, guarantees and advances made by the Borrower and its Subsidiaries to their respective customers pursuant to Section 10.04(viii) or otherwise described in Schedule 8.21 and which are outstanding at the end of the fiscal quarter of the year, as the case may be, in respect of which such financial statements are then being delivered, which schedule shall set forth for each such loan or advance (w) the amount of such loan or advance, (x) the obligee in respect thereto, (y) each guarantor, if any, of the obligations thereunder and (z) any and all assets pledged to any Credit Party as security for the repayment of such loan or advance;

(iv) in the event that any assets pledged as described in preceding clause (iii)(z) consist of Notes, Instruments and/or Certificated Securities (in each case, as defined in the Pledge Agreement), certify that the Borrower and the other Credit Parties have pledged, and delivered for pledge, all such Notes, Instruments and Certificated Securities to the Collateral Agent for the benefit of the Secured Creditors, in each case to the extent required by the Pledge Agreement;

(v)           set forth a schedule of (x) any and all Real Property in which the Borrower or any of its Subsidiaries has acquired a fee interest during the immediately preceding fiscal quarter and any and all new retail stores opened by the Borrower or any of its Subsidiaries during the immediately preceding fiscal quarter and located on Real Property owned by the Borrower or one of its Subsidiaries, and (y) the assessed value (for real estate tax purposes) and, if available, the fair market value (as determined by the Borrower in good faith) of each such Real Property so acquired or on which such newly opened retail store is located; and

(vi)  in the case of any compliance certificates delivered with the financial statements provided for in Section 9.01(b), set forth the amount of (and the calculations required to establish) Excess Cash Flow for the respective Excess Cash Payment Period.

(f)                                    Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)                                 Other Reports and Filings.  (i)  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) in respect of any Indebtedness or commitments therefor (in each case, in excess of an initial aggregate principal amount exceeding $5,000,000) pursuant to the terms of the documentation governing such Indebtedness.

(ii)                                  On or prior to the dates by which the Borrower is required to file annual reports, quarterly reports and other documents with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, or any successor provision thereto, copies of such reports and documents as filed with the SEC; provided that if at any time the Borrower is no longer subject to such provisions, it shall continue to provide to each Lender (and, to the extent permitted by SEC practice and applicable law and regulations, file with the SEC) copies of such reports and documents on or prior to the dates it would be required to file such reports and documents with the SEC if it were then subject to such provisions.

(h)                                 Environmental Matters.  Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.`

(i)                                     Notice of Default Under Certain Leases.  To the extent the Borrower shall not have delivered a fully executed landlord waiver for any Real Property set forth on Schedule 9.18 where a distribution center of the Borrower or any of its Subsidiaries is located, the Borrower shall promptly notify the Administrative Agent of the occurrence of any payment or other material default by the Borrower or any of its Subsidiaries of any obligations as tenant under such Real Property.

(j)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Agent may reasonably request.

9.02  Books, Records and Inspections; Annual Meetings.  (a)  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of any Agent or the Required Lenders to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, (x) at any time a Default or Event of Default is in existence, upon prior notice and at such times and intervals and to such extent as such Agent or the Required Lenders may request and (y) at all other times, upon reasonable prior notice and at such reasonable times and intervals (not to exceed one time per calendar year), and to such reasonable extent as such Agent or the Required Lenders may reasonably request.

(b)                                 At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders which are available to attend such meeting (either in person or by teleconference or other similar means), at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the then current fiscal year of the Borrower.

9.03  Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries (other than Existing Non-Material Subsidiaries) to (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Administrative Agent and each of the Lenders, upon request, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                                 The Borrower will, and will cause each Subsidiary Guarantor to, at all times keep the respective property of the Borrower and each Subsidiary Guarantor insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, the Borrower or any Subsidiary Guarantor) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be canceled or materially changed without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall be deposited with the Collateral Agent (or copies thereof shall be deposited with the Collateral Agent).

(c)                                  If the Borrower or any of its Subsidiaries (other than Existing Non-Material Subsidiaries) shall fail to maintain all insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates (or copies thereof) with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon five Business Days notice to the Borrower, to procure such insurance and take any such other aforementioned action, and the Credit Parties agree jointly and severally to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance and taking any such other aforementioned action.

9.04  Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries (other than Existing Non-Material Subsidiaries) to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05  Compliance with Statutes, etc.  The Borrower will, and will cause each of the other Credit Parties to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06  Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b)                                 (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(f), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) at any time when an Event of Default is in existence, the Borrower will provide, at its sole expense and at the request of the Administrative Agent or the Required Lenders, an environmental site assessment report concerning (x) in the case of preceding clauses (i) and (ii), the specific parcel of Real Property referenced in such notice or the subject of such non-compliance and (y) in the case of preceding clause (iii), any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent or Required Lenders, as the case may be, may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such

Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07  ERISA.  (a)  As soon as possible and, in any event, within fifteen (15) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant, and on the date any notice relating to such occurrence must be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant, the Borrower will deliver to the Administrative Agent a copy of such notice with respect thereto:

(i)                                     that a Reportable Event has occurred;

(ii)                                  that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days except to the extent reporting under such subsections of PBGC Regulation Section 4043 has been waived by the PBGC;

(iii)                               that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan;

(iv)                              that any contribution required to be made with respect to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or Foreign Pension Plan has not been timely made (for this purpose, any quarterly contribution pursuant to Section 412(m) of the Code or Section 302(e) of ERISA that is made within 30 days after the date on which it is due will be deemed to have been timely made);

(v)                                 that a Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(vi)                              that a Plan subject to Title IV of ERISA (other than any Plan that is a multiemployer plan) has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans subject to Title IV of ERISA could reasonably be expected to have a Material Adverse Effect;

(vii)                           that proceedings may be or have been or are reasonably expected to be instituted pursuant to Section 4042 of ERISA to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;

(ix)                                that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate would reasonably be expected to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, except to the extent such liability under Section 4980B of the Code would not be material; or

(x)                                   that the Borrower or any Subsidiary of the Borrower may incur any increase in liability for retiree benefits pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by the severance pay Plans of the Borrower or any of its Subsidiaries or Section 601 of ERISA or state insurance continuation laws not preempted by ERISA) above that reflected in the Borrower’s most recent audited financial statements that could reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  At the request of any Lender, the Borrower will also deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition, any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any governmental agency with respect to any Foreign Pension Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall be delivered to the Administrative Agent no later than fifteen (15) days after such notice has been received by the Borrower, the respective Subsidiary or the ERISA Affiliate, as applicable.  If, at any time after the Initial Borrowing Date, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Part A of Schedule 9.07, as may be updated from time to time, then the Borrower shall deliver to the Lenders an updated Part A of Schedule 9.07 as soon as possible and, in any event, within fifteen (15) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan.  Such updated Part A of Schedule 9.07 shall supersede and replace the existing Part A of Schedule 9.07.  The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.08  End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year ends and the practices of the Borrower prior to the Effective Date.

9.09  Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10  Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

9.11  Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12  Additional Security; Further Assurances; etc.  (a)  The Borrower will, and will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets and properties (other than Real Property, except as otherwise provided in clause (f) below) of the Borrower and the other Credit Parties as are not covered by the original Security Documents and as may be requested from by the Administrative Agent or the Required Lenders at any time when a Default or Event of Default exists and is continuing (collectively, the “Additional Security Documents”).  All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require in order to keep itself reasonably informed with respect to such Collateral and/or to perform its duties as Collateral Agent including, without limitation, to preserve, protect, maintain, perfect or establish the priority of any Lien created or purported to be created thereunder.  Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that the Borrower and its Subsidiaries have complied with this Section 9.12.

(c)                                  If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which appraisals shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 Each of the Borrower, each Agent and each Lender acknowledge and agree that on the Initial Borrowing Date no action has been taken to perfect the security interests created pursuant to the Security Agreement in the Borrower’s and the other Credit Parties’ motor vehicles, tractors or trailers (except to the extent that such perfection would occur under relevant State law as a result of the filing of forms UCC-1 (or the appropriate equivalent) under relevant State law), provided that upon the written request of the Administrative Agent or the Required Lenders at any time when a Default or Event of Default exists and is continuing, the Borrower will, and will cause each of the other Credit Parties to, take, at their expense, all action (including, without limitation, notations on certificates of title under applicable State law) as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect such security interests in such motor vehicles, tractors and/or trailers such that all such security interests are perfected within 60 days (or such later date as may be agreed to by the Administrative Agent or the Required Lenders, as the case may be, in its or their sole discretion) following the date of such written request.

(e)                                  Notwithstanding anything to the contrary contained in this Section 9.12, no Foreign Subsidiary of the Borrower shall be required to enter into any pledge agreement, security agreement or guaranty described in this Section 9.12 except as required by such Section 9.13.

(f)                                    Within 60 days following the acquisition of a fee interest in Real Property by, or the opening of a new retail store located on any Real Property owned by, the Borrower or any Subsidiary Guarantor, in either case having a assessed value (for real estate purposes) or, if available, a fair market value (as determined in good faith by the Borrower), whichever is greater, in excess of $750,000, the Borrower will, or cause the respective Subsidiary Guarantor to, grant to the Collateral Agent for the benefit of the Secured Creditors, a Mortgage on any such Real Property; it being understood and agreed that the aggregate assessed value (for real estate purposes) or, if available, the aggregate fair market value of all Real Property acquired (or on which a new retail store has been opened), after the Effective Date and not required to be subject to a Mortgage by virtue of the aforementioned dollar limitation shall not exceed $5,000,000.  All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent, and shall constitute a valid and enforceable perfected mortgage Lien on the respective Real Property superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Encumbrances.  Such Mortgages and all instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to such Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  In addition, the Borrower shall deliver, or cause to be delivered, those items described in Sections 5.03(iii) and 5.11(ii), (iii), (iv), (v), (vi), (vii) and (viii) (as applicable) with respect to the Real Property to be so mortgaged.

(g)                                 Within 60 days following the repayment of the respective Indebtedness (except to the extent such respective Indebtedness is repaid with refinancing or replacement Indebtedness in a like principal amount (plus any accrued and unpaid interest thereon and any premium payable with respect thereto)) secured by the relevant Real Property designated as “Real Property Subject to Liens” in Schedule 10.01(iii) and the release of such mortgage Lien, the Borrower will, or cause the respective Subsidiary Guarantor to, grant to the Collateral Agent for the benefit of the Secured Creditors, a Mortgage on any such Real Property.  All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute a valid and enforceable perfected mortgage Lien on the respective Real Property superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Encumbrances.  Such Mortgages and all instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to such Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  In addition, the Borrower shall deliver, or cause to be delivered, those items described in Sections 5.03(iii) and 5.11(ii), (iii), (iv), (v), (vi), (vii) and (viii) (as applicable) with respect to the Real Property to be so mortgaged.

(h)                                 The Borrower agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of the other Credit Parties be required to take any action, other than using commercially reasonable efforts, to obtain consents or waivers from third parties with respect to its compliance with this Section 9.12.

9.13  Foreign Subsidiaries Security.  If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Borrower does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii)

the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Security Agreement and Pledge Agreement (or another security agreement or pledge agreement in substantially similar form, if needed), granting the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Secured Creditor and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Secured Creditor, in each case to the extent that the entering into of the Security Agreement, Pledge Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.13 to be in form and substance reasonably satisfactory to the Administrative Agent.

9.14  Permitted Acquisitions.  (a)  Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors may from time to time effect Permitted Acquisitions, so long as:

(i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(ii) the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of any Material Permitted Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Material Permitted Acquisition;

(iii) in the case of any Material Permitted Acquisition, calculations are made by the Borrower showing compliance with each of the Financial Covenants for the respective Calculation Period on a Pro Forma Basis as if the respective Material Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period;

(iv) in the case of any Material Permitted Acquisition, based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Material Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the Financial Covenants shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the Financial Covenants as compliance with such Financial Covenants would be required through the date which is one year from the date of the consummation of the respective Material Permitted Acquisition;

(v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(vi) the Board of Directors of the Acquired Entity or Business the subject of such Permitted Acquisition shall have approved the consummation of such Permitted Acquisition;

(vii) the Aggregate Consideration for all Permitted Acquisitions consummated during any fiscal year of the Borrower shall not, when added to the aggregate fair market value of all assets (other than those in the Borrower’s retail business) disposed of by the Borrower pursuant to Section 10.02(xvi), exceed $100,000,000 (although the Aggregate Consideration in respect of Permitted Acquisitions of any Acquired Entity or Business primarily owning or consisting primarily of retail assets shall not exceed $50,000,000);

(viii) neither the Borrower nor any of its Subsidiaries shall incur, issue or assume any Indebtedness in connection with any Permitted Acquisition unless such Indebtedness is otherwise permitted pursuant to Section 10.04(x);

(ix) immediately after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith, including for this purpose (as if paid on the date of the consummation of the respective Permitted Acquisition) the aggregate amount paid and reasonably expected to be paid (based on good faith projections prepared by the Borrower) on or within one year after the date of the consummation of the Permitted Acquisition pursuant to any earn out, non-compete, consulting or deferred compensation or purchase price adjustments or similar arrangements), the Total Unutilized Revolving Loan Commitment (reduced by any payments not theretofore made but which are required to be taken into account in accordance with the provisions of the immediately preceding parenthetical) shall equal or exceed $25,000,000 (after giving effect to any Incremental Revolving Loan Commitments which become effective simultaneously with such Permitted Acquisition); and

(x) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through

(ix), inclusive, and containing the calculations (in reasonable detail) required by the preceding clauses (iii), (iv), (vii), (viii) and (ix).

(b)                                 At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c)                                  The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation as and to the extent required by, Sections 9.12 and 10.16, to the reasonable satisfaction of the Administrative Agent.

(d)                                 The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 9.14 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.15  Ownership of Subsidiaries; etc.  Except (i) for those Subsidiaries that on the Initial Borrowing Date are not Wholly-Owned Subsidiaries of the Borrower (as indicated on Schedule 8.14), (ii) for any Subsidiary in which all Investments therein by the Borrower and its Subsidiaries have been justified pursuant to Section 10.05(xv) and (iii) any non-Wholly-Owned Subsidiary acquired pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, each Credit Party shall directly or indirectly own 100% of the Equity Interests of each of its Subsidiaries.

9.16  Existing Senior Subordinated Notes Redemption.  On the Redemption Date the Borrower shall (x) redeem all of the Existing Senior Subordinated Notes outstanding at such time pursuant to, and in accordance with the terms of, the Existing Senior Subordinated Notes Documents and (y) pay all principal, of accrued and unpaid interest on, and premiums (in an amount not to exceed $4,700,000) in respect of, the Existing Senior Subordinated Notes.

(a)                                  On or as soon as practicable following the Redemption Date (but in any event within 5 days of the Redemption Date), the Administrative Agent shall have received evidence of the discharge and termination of the Existing Senior Subordinated Notes (and all obligations of the Borrower and its Subsidiaries under the Existing Senior Subordinated Note Indenture) from the trustee under the Existing Senior Subordinated Notes Indenture, which evidence shall be in form and substance satisfactory to the Administrative Agent.

9.17  Interest Rate Protection.  No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, having a term of at least three years from the Initial Borrowing Date, ensuring that initially at least 50% of the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its

Subsidiaries (after giving effect to the Refinancing and the other transactions contemplated hereby) bears interest at a fixed rate and/or is subject to such Interest Rate Protection Agreements for such three year period.

9.18  Landlord Waivers. The Borrower and its Subsidiaries shall use commercially reasonable efforts to obtain within 90 days after the Initial Borrowing Date fully executed landlord waivers which shall cover the Real Property leased by the Borrower or any of its Subsidiaries and/or bailee agreements in respect of those Leaseholds of the Borrower or any of its Subsidiaries set forth on Schedule 9.18, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 10.  Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii)                                  Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)                               Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) plus renewals, replacements and extensions of such Liens; provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries and (z) if Schedule 10.01(iii) provides a date by which any such Lien must be released, the respective Lien shall not be permitted to exist after such date;

(iv)                              Liens created pursuant to the Security Documents;

(v)                                 licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)                              Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(x), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)                           Liens placed upon equipment, machinery or Real Property acquired by the Borrower or any of its Subsidiaries after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof (or the construction of a new store or other capital improvements or buildings thereon in the case of Real Property) by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof (or the construction of a new store or other capital improvements or buildings thereon in the case of Real Property) or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, machinery or Real Property (or the construction of a new store or other capital improvements or buildings thereon in the case of Real Property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(x) and (y) in all events, the Lien encumbering the equipment, machinery or Real Property so acquired does not encumber any other asset of the Borrower or any of its Subsidiaries;

(viii)                        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)                                Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x)                                   Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the fair market value of all other property subject to such Liens does not exceed $10,000,000 (including penalties and interest) at any time outstanding;

(xi)                                statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)                             Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits;

(xiii)                          Liens (other than Liens imposed under ERISA) securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this clause (xiii) shall not at any time exceed $10,000,000;

(xiv)                         Permitted Encumbrances;

(xv)                            Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(x), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xvi)                         Liens securing Indebtedness issued, incurred or assumed in connection with any Permitted Acquisition so long as (i) any such Indebtedness is permitted to exist under Section 10.04(x), (ii) in no event shall the Lien securing such Indebtedness extend to (x) any assets of the Borrower or any of its Subsidiaries other than the assets the subject of the respective Permitted Acquisition financed (in whole or in part) with such Indebtedness or (y) any Equity Interests of the Borrower or any of its Subsidiaries, (iii) the fair market value of the assets subject to any such Lien (as determined by the Borrower in good faith on the date of the incurrence of the respective Indebtedness or, if later, the first date upon which such assets become security therefor) shall not exceed 125% of the face or principal amount of the Indebtedness with respect to which such assets are pledged as security for the Borrower’s obligations thereunder;

(xvii)                      Liens consisting of setoff rights of banks and other depositary institutions arising by operation of the law or otherwise in the ordinary course of business with respect to accounts maintained at such banks or depositary institutions, and other Liens on assets of the Borrower and its Subsidiaries held by such bank or other depositary institutions, in each case in connection with services provided by such banks and other depositary institutions; provided that no such Lien permitted under this clause (xvii) shall secure any Indebtedness for borrowed money; and

(xviii)                   Liens securing Indebtedness permitted under Section 10.04(x).

In connection with the granting by the Borrower or any of its Subsidiaries of Liens of the type described in clauses (vi), (vii), (xv) and (xvi) of this Section 10.01, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02  Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets, in each case in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)                                     Capital Expenditures by the Borrower or any of its Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii)                                  each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii)                               each of the Borrower and its Subsidiaries may sell obsolete, uneconomic or worn-out equipment, materials or other assets (other than Real Property) in the ordinary course of business;

(iv)                              Investments may be made to the extent permitted by Section 10.05;

(v)                                 the Borrower and its Subsidiaries may sell assets (other than Equity Interests of any Subsidiary unless 100% of the Equity Interests owned by the Borrower or such Subsidiary is so sold), so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be) therefor, (y) the Net Sale Proceeds therefrom (if any) are applied and/or reinvested as (and to the extent) required by Section 4.02(d) and (z) the aggregate amount of the proceeds (taking the amount of cash and Cash Equivalents, and the fair market value (as determined by the Borrower in good faith) of all other consideration or, if higher in the case of any promissory notes received as consideration, the principal or face amount thereof) received from all assets sold pursuant to this clause (v) shall not exceed $5,000,000 in any fiscal year of the Borrower;

(vi)                              each of the Borrower and its Subsidiaries may, in the ordinary course of business, lease (as lessee) other than pursuant to a Customer Lease Arrangement or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(x));

(vii)                           each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(viii)                        each of the Borrower and its Subsidiaries may, in the ordinary course of business, grant licenses, sublicenses or leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant (x) is pursuant to a Customer Lease Arrangement or (y) otherwise adversely affects the Collateral Agent’s validity, perfection or enforceability of the security interest in the asset or property subject thereto;

(ix)                                the Borrower or any Subsidiary of the Borrower may transfer assets to the Borrower or to any Subsidiary Guarantor, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(x)                                   any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation (it being understood and agreed that the Borrower may not be liquidated or dissolved), (ii) in all other cases, the respective Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(xi)                                Permitted Acquisitions may be made to the extent permitted by Section 9.14;

(xii)                             the Borrower and its Subsidiaries may enter into Customer Lease Arrangements in accordance with the definition thereof so long as the Consolidated Rental Expense attributable to all such Customer Lease Arrangements (i.e., the portion of Consolidated Rental Expense attributable to the properties leased by the Borrower and its Subsidiaries, and then in turn subleased to customers, in each case without reducing such Consolidated Rental Expense by any payments (sublease or otherwise) received by the Borrower and its Subsidiaries pursuant to the subleases of such Real Property) does not exceed $25,000,000 during any fiscal year of the Borrower;

(xiii)                          each of the Borrower and its Subsidiaries may sell the closed retail stores and other Real Property set forth on Schedule 10.02(xiii) so long as (x) 100% of the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d) to repay outstanding Revolving Loans (but not as a mandatory reduction to the Total Revolving Loan Commitment) in accordance with Section 4.02(d) and (y) any consideration therefor in the form of promissory notes shall, and any security for the obligations therefor shall, be pledged to the Collateral Agent to the extent required by the Pledge Agreement; and

(xiv)                         the Borrower and its Subsidiaries may sell or otherwise dispose of (by way of merger (subject to the requirements of clause (2) of the immediately succeeding parenthetical) or otherwise) businesses and properties in the Borrower’s retail segment (including (1) related goodwill and inventory and (2) Equity Interests of any Subsidiary of the Borrower, so long as 100% of the Equity Interests of any such Subsidiary that are owned by the Borrower and its Subsidiaries are so sold or otherwise disposed), so long as (t) no Default or Event of Default then exists or would result therefrom, (u) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower) therefor, (v) the consideration therefor shall be cash or promissory notes received by the Borrower or the respective Subsidiary, provided that any such consideration for any inventory located in such stores which is in the form of promissory notes shall be otherwise permitted under Section 10.05(xi) and shall, and any security for the obligations therefor shall, be pledged to the Collateral Agent to the extent required by the Pledge Agreement, (w) each promissory note issued by the purchaser of such assets shall be guaranteed and secured on a basis consistent with the Borrower’s customary procedures and its past practices, (x) the total consideration (taking the amount of cash and Cash Equivalents, and the fair market value (as determined by the Borrower in good faith) of all other consideration or, if higher in the case of any promissory notes received as consideration, the principal or the face amount thereof) received by the Borrower or such Subsidiary is at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d) and (z) the net book value (as determined in accordance with GAAP) of all assets sold pursuant to this Section 10.02(xiv) (for this purpose excluding the value of any related goodwill and inventory) during any fiscal year of the Borrower, when added to the net book value (as determined in accordance with GAAP) of all assets disposed of pursuant to Section 10.02(xvi) (for this purpose excluding the value of any related goodwill and inventory) during such fiscal year, shall not exceed an amount equal to $50,000,000;

(xv)                            sale-leaseback transactions shall be permitted so long as (w) the respective sale in connection with any such sale-leaseback transaction is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (x) the Attributable Indebtedness associated with such sale-leaseback does not exceed the fair market value of the assets sold pursuant to such sale-leaseback and (y) any Indebtedness of the Borrower and its Subsidiaries arising from any such sale-leaseback transaction shall be permitted under Section 10.04(x);

(xvi)                         Permitted Asset Exchanges shall be permitted so long as (q) no Default or Event of Default then exists or would result therefrom, (r) the Borrower is in compliance with each of the Financial Covenants for the respective Calculation Period determined on a Pro Forma Basis as if such Permitted Asset Exchange (as such as all other Permitted Asset Exchanges theretofor consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, (s) the Borrower or the respective Subsidiary consummating such Permitted Asset Exchange receives assets (whether cash or otherwise) having a fair market value (as determined in good faith by the Borrower in the case of assets other than cash) that is at least equal to the fair market value (as determined in good faith by the Borrower in the case of assets other than cash) of the assets (whether cash or otherwise) disposed of by the Borrower or such respective Subsidiary in connection with such Permitted Asset Exchange, (t) any Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d), (u) no consideration other than the assets which are the subject of the respective Permitted Asset Exchange is paid by the Borrower or any of its Subsidiaries unless such payment is permitted pursuant to Section 10.05(xv), (v) any Indebtedness assumed by the Borrower or any of its Subsidiaries at the time of any such Permitted Asset Exchange is permitted under Section 10.04(x), (w) any Lien on any asset (or any asset of any Person) acquired by the Borrower or any of its Subsidiaries pursuant to any such Permitted Asset Exchange is permitted under Section 10.01(xviii), (x) the Collateral Agent for the benefit of the Secured Creditors shall have a perfected security interest in all assets obtained by the Borrower and each Subsidiary Guarantor pursuant to each such Permitted Asset Exchange pursuant to, and to the extent provided in, the Security Documents, (y) the aggregate net book value (as determined in accordance with GAAP) of all dispositions of businesses and properties in the Borrower’s retail segment pursuant to this Section 10.02(xvi) (for this purpose excluding the value of any related goodwill and inventory) during any fiscal year of the Borrower, when added to the aggregate net book value (as determined in accordance with GAAP) of all assets sold or otherwise disposed of pursuant to Section 10.02(xiv) (for this purpose excluding the value of any related goodwill and inventory disposed of in connection with sales under such Section 10.02(xiv)) during such fiscal year, does not exceed $50,000,000 and (z) the aggregate fair market value (as determined by the Borrower in good faith) of all property or assets of the Borrower or any of its Subsidiaries disposed of pursuant to this Section 10.02(xvi) (other than those in the Borrower’s retail segment) during any fiscal year of the Borrower, when added to the Aggregate Consideration paid in respect of all Permitted Acquisitions during such fiscal year, does not exceed $100,000,000;

(xvii)                      the Borrower and its Subsidiaries may sell Investments made or held pursuant to Section 10.05(iv), so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower) therefor, (y) the consideration therefor shall be cash or promissory notes received by the Borrower or the respective Subsidiary, provided any security for the obligations therefor shall, be pledged to the Collateral Agent to the extent required by the Pledge Agreement, and (z) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d); and

(xviii)                   any Existing Non-Material Subsidiary may be dissolved or liquidated in accordance with applicable law.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03  Restricted Payments.   The Borrower will not, and will not permit any of its Subsidiaries to, (x) authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries or (y) make any cash payments in respect of any Hinky Dinky Subsidiary Redemption Notes (whether payments of principal, interest or otherwise, including without limitation any payments made to purchase or redeem same) except that:

(i)                                     any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii)                                  any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)                               the Borrower may pay Dividends with respect to its outstanding Equity Interests provided that (w) no repurchases or redemptions of Equity Interests shall be permitted under this clause (iii) (which shall be permitted only under succeeding clause (iv)), (x) all such Dividends shall be paid in cash, (y) the aggregate amount paid by the Borrower during any fiscal year of the Borrower (including in the case of the Borrower’s fiscal year ending on January 1, 2005, all such amounts paid during such fiscal year and prior to the Effective Date) in respect of all such Dividends shall not exceed the Permitted Annual Dividend Amount for such fiscal year of the Borrower and (z) at the time of the payment of any such Dividend, and immediately after giving effect thereto, no Default or Event of Default shall then exist;

(iv)                              the Borrower may repurchase or redeem its outstanding Equity Interests provided that (x) all such repurchases and redemptions shall be paid in cash, (y) the aggregate amount paid by the Borrower during any fiscal year of the Borrower (including in the case of the Borrower’s fiscal year ending on January 1, 2005, all such amounts paid during such fiscal year and prior to the Effective Date) in respect of all such repurchases and redemptions shall not exceed the Permitted Annual Repurchase Amount for such fiscal year and (z) at the time of the payment in respect of any such repurchase or redemption, and immediately after giving effect thereto, no Default or Event of Default shall then exist;

(v)                                 the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof, through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;

(vi)                              to the extent required pursuant to the terms of its respective Hinky Dinky Operating Agreement, each Hinky Dinky Subsidiary may redeem its outstanding membership interests pursuant to, and in accordance with the requirements of, such Hinky Dinky Operating Agreement, provided that (x) the only consideration therefor shall be cash paid by such Hinky Dinky Subsidiary in respect of such redemption and Hinky Dinky Subsidiary Redemption Notes (with such cash and the principal amount of such Hinky Dinky Subsidiary Redemption Notes to be in such relative amounts as described in, and required by, such Hinky Dinky Operating Agreement) and (y) the aggregate amount of cash paid in respect of all such redemptions shall not at any time exceed the Permitted Investment Amount then in effect; and

(vii)                           the Borrower and its Subsidiaries may make cash payments on any Hinky Dinky Subsidiary Redemption Notes (x) to pay regularly accruing interest in respect of such Hinky Dinky Subsidiary Note pursuant to the terms thereof and (y) in connection with purchases of membership interests in Hinky Dinky Subsidiaries so long as the aggregate amount of all such cash payments do not at any time exceed the Permitted Investment Amount then in effect.

10.04  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)                                  Existing Indebtedness outstanding on the Initial Borrowing Date (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule 8.21, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii)                               Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)                              (1) intercompany Indebtedness among the Borrower and the Subsidiary Guarantors to the extent permitted by Section 10.05(viii)(1) and (2) intercompany Indebtedness among the Credit Parties and non-Wholly-Owned Subsidiaries of the Borrower to the extent permitted by Section 10.05(viii)(2);

(v)                                 (1) Indebtedness consisting of Contingent Obligations by the Borrower and the Subsidiary Guarantors in respect of any such Person’s Indebtedness permitted under clauses (iii), (vii), (ix), or (x) of this Section 10.04 and (2) Indebtedness consisting of Contingent Obligations of the Borrower and the Subsidiary Guarantors in respect of any such Person’s obligations not constituting Indebtedness that are not otherwise prohibited by this Agreement;

(vi)                              unsecured senior subordinated Indebtedness of the Borrower and any other Subsidiary Guarantor incurred under the Existing Senior Subordinated Notes and the other Existing Senior Subordinated Note Documents in an aggregate principal amount not to exceed $165,000,000, provided that no Indebtedness shall be permitted under this clause (vi) at any time from and after the 45th day following the Initial Borrowing Date;

(vii)                           Indebtedness of the Borrower or any of its Subsidiaries under Other Hedging Agreements providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(viii)                        the Borrower or any Subsidiary of the Borrower may guarantee, on an unsecured basis and otherwise in the ordinary course of business and consistent with past practices, obligations of third party customers of the Borrower or any such Subsidiary as the lessee under any lease or pursuant to any extensions of credit made to such third party customer, provided that (i) the aggregate amount of all such obligations of the Borrower and its Subsidiaries arising under all such outstanding guarantees whether made before or after the Effective Date (calculated by using the amount equal to the stated or determinable amount of the underlying obligations related to such guarantees or, if not determinable, the maximum reasonably anticipated liability in respect thereof (assuming the Borrower or such Subsidiary is required to perform thereunder) as determined by the Borrower or such Subsidiary in good faith), shall not at any time exceed $50,000,000 (it being understood that Contingent Obligations described on Schedule 8.21 that are not Contingent Obligations of the type described in this clause (viii) shall not count against the aforementioned $50,000,000 limit);

(ix)                                unsecured subordinated Indebtedness of the Borrower (and unsecured subordinated guarantees thereof by any Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor)) incurred under Permitted Subordinated Debt Documents and the other Permitted Subordinated Debt Documents so long as (A) at least 10 Business Days prior to the issuance thereof, the Borrower shall have delivered to the Administrative Agent the then current drafts of the Permitted Subordinated Debt Documents and with any changes thereto made after the initial delivery of such Permitted Subordinated Debt Documents to be delivered to the Administrative Agent concurrently with the delivery thereof to the Persons to be party to such Permitted Subordinated Debt Documents and prior to the issuance of the related Permitted Subordinated Debt, (B) the final maturity date thereof is no earlier than one year following the latest Maturity Date then in effect for outstanding Term Loans at the time of the issuance of any such Permitted Subordinated Debt, (C) there are no scheduled amortization, mandatory redemption or sinking fund provisions or similar provisions prior to the maturity of the Permitted Subordinated Debt (other than provisions requiring an offer to purchase Permitted Subordinated Debt to be made upon the occurrence of a change in control or asset sale on terms reasonably satisfactory to the Administrative Agent), (D) the subordination provisions applicable to the Permitted Subordinated Debt shall be in form and substance reasonably satisfactory to the Administrative Agent, (E) the interest rates (calculated including any original issued discount in respect thereof) and related premiums applicable to any issue of Permitted Subordinated Debt shall be based on market interest rates existing at such time for transactions of a similar nature with issuers that are similarly situated with the Borrower, (F) the respective Permitted Subordinated Debt Documents do not contain (i) any financial maintenance covenants (or defaults having the same effect as a financial maintenance covenant) or (ii) any cross-default provisions (although such Permitted Subordinated Debt Documents may include a provision for a cross-acceleration and a cross-payment default at final maturity to other material Indebtedness), (G) all other terms and conditions of each issue of Permitted Subordinated Debt shall, be in form and substance reasonably satisfactory to the Administrative Agent, (H) no Default or Event of Default then exists or would result from the issuance thereof, (I) prior to the issuance of any Permitted Subordinated Debt, the Borrower shall have delivered to the Administrative Agent and each of the Lenders a certificate of the Borrower’s Chief Financial Officer certifying (and showing the calculations therefor in reasonable detail) that the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants on a Pro Forma Basis on the date of the respective issuance of the Permitted Subordinated Debt after giving effect thereto and the application of the proceeds thereof on such date and (J) prior to the issuance of any Permitted Subordinated Debt, the Borrower shall deliver evidence satisfactory to the Administrative Agent, including a certificate of the Chief Financial Officer of the Borrower (accompanied by any required financial calculations in reasonable detail) and an opinion of counsel for the Borrower, that the issuance of such Permitted Subordinated Debt (and all related Permitted Subordinated Debt Documents) are permitted by all other Permitted Subordinated Debt then outstanding; and

(x)                                   so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed at any time the Permitted Indebtedness Amount then in effect; provided that at no time shall the aggregate principal amount of Indebtedness outstanding pursuant to this Section 10.04(x) which does not constitute Capital Lease Obligations exceed $60,000,000.

10.05  Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)                                     the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)                                  the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $20,000,000 for any period of five consecutive Business Days;

(iii)                               the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05(iii), provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 10.05;

(iv)                              the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)                                 the Borrower and its Subsidiaries may make loans and advances to their officers, employees and sales representatives for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)                              the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(iii);

(vii)                           the Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 10.02(v) or 10.02(xiv) in the case of promissory notes issued as consideration for the purchase of non-inventory assets as described in such 10.02(xiv);

(viii)                        (1) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between or among one another and (2) Credit Parties and non-Wholly-Owned Subsidiaries of the Borrower may make intercompany loans and advances between or among one another to the extent such intercompany loans and advances arise in connection with the cash management of such Persons in the ordinary course of business consistent with past practices (the intercompany loans and advances set forth in this clause (viii) are referred to as “Intercompany Loans”), provided that (x)  the aggregate principal amount of all Intercompany Loans made pursuant to subclause (viii)(2) above shall not exceed $5,000,000 and (y) if any such Intercompany Loan made pursuant to this clause (viii) by any Credit Party is evidenced by an intercompany note or other instrument, such promissory note or other instrument shall be pledged to the Collateral Agent to the extent required by the Pledge Agreement;

(ix)                                Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(x)                                   the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 10.04(viii);

(xi)                                (A) loans and advances to customers of the Borrower and its Subsidiaries for use by such customers in the ordinary course of their respective businesses, provided that all such loans and advances shall be made in the ordinary course of business of the Borrower and its Subsidiaries and in accordance with their respective customary practices and procedures and (B) promissory notes held by the Borrower and its Subsidiaries issued by the purchaser of assets constituting inventory in connection with sales of retail stores permitted under Section 10.02(xiv), provided that the aggregate outstanding principal amount of all such loans and advances, whether made before or after the Effective Date, and all such promissory notes shall not at any time exceed 5% of Distribution Revenues for the Borrower’s then most recently ended fiscal year (in each case determined without regard to any write downs or write offs of such loans and advances and promissory notes other than any such write downs and write offs made prior to the Effective Date);

(xii)                             transfers of assets constituting Investments described in Sections 10.02(ix) and (xvi) shall be permitted in accordance with such Sections;

(xiii)                          the Borrower and the Subsidiary Guarantors may make cash capital contributions to their respective Wholly-Owned Subsidiaries that are Subsidiary Guarantors and, so long as no Default or Event of Default then exists, may capitalize or forgive any Indebtedness owed to any of them by any such Wholly-Owned Subsidiary;

(xiv)                         the Borrower and its Subsidiaries may create and fund nonqualified deferred compensation arrangements pursuant to which cash is transferred by the Borrower or such Subsidiary to an irrevocable trust to be held for the benefit of certain executive employees and directors of the Borrower or such Subsidiary; provided that (i) any amounts transferred to such trust are in respect of expenses that have actually reduced Consolidated Net Income and (ii) any such arrangement (including any trust instrument created pursuant thereto) shall expressly provide that the principal and income of the trust created pursuant thereto shall be subject to the claims of the creditors of the Borrower or such Subsidiary (including, without limitation, the Lenders) under all applicable law upon the occurrence of an Event of Default under Section 11.05; and

(xv)                            so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (xiv) of this Section 10.05 in an aggregate amount not to exceed the Permitted Investment Amount then in effect (determined without regard to any write downs or write offs thereof), provided that no Investments may be made in Existing Non-Material Subsidiaries pursuant to this clause (xv).

10.06  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries other than any such transaction or series of related transactions (i) among the Borrower and Wholly-Owned Subsidiaries of the Borrower

that are Subsidiary Guarantors or (ii) consummated in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)                                     Dividends may be paid to the extent provided in Section 10.03;

(ii)                                  loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)                               customary fees and expense reimbursement may be paid to non-officer directors of the Borrower and its Subsidiaries; and

(iv)                              the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.

10.07  Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures (other than Capital Expenditures otherwise permitted under clauses (b) through (e), below), except that during any Test Period ending after the Effective Date the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount during any such Test Period not to exceed 1.6% of the Borrower’s Total Sales and Revenues during such Test Period.

(b)                                 In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested during the Relevant Reinvestment Period, but only to the extent that such Net Sale Proceeds are not otherwise applied to repay Loans pursuant to Section 4.02(d).

(c)                                  In addition to the foregoing, the Borrower or any of its Subsidiaries may make Capital Expenditures with the amount of Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Insurance Proceeds are used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid during the Relevant Reinvestment Period, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied to repay Term Loans pursuant to Section 4.02(e).

(d)                                 In addition to the foregoing, the Borrower and the Subsidiary Guarantors may consummate Permitted Acquisitions in accordance with the requirements of Section 9.14.

(e)                                  In addition to the foregoing, the Borrower and its Subsidiaries may incur Capitalized Lease Obligations to the extent permitted under Section 10.04(x).

10.08  Consolidated Interest Coverage Ratio.  The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Ratio

December 31, 2004	3.50:1.00
March 31, 2005	3.50:1.00
June 30, 2005	3.50:1.00
September 30, 2005	3.50:1.00
December 31, 2005	3.50:1.00
March 31, 2006	3.50:1.00
June 30, 2006	3.50:1.00
September 30, 2006	3.50:1.00
December 31, 2006	3.50:1.00
March 31, 2007	3.50:1.00
June 30, 2007	3.50:1.00
September 30, 2007	3.50:1.00
December 31, 2007 and thereafter	4.00:1.00

For purposes of making determinations pursuant to Section 9.14 only, determinations pursuant to this Section 10.08 shall be made on a Pro Forma Basis.

10.09  Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio on the last day of any fiscal quarter of the Borrower set forth below to exceed the respective ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Ratio

December 31, 2004	3.50:1.00
March 31, 2005	3.50:1.00
June 30, 2005	3.50:1.00
September 30, 2005	3.50:1.00
December 31, 2005	3.50:1.00
March 31, 2006	3.50:1.00
June 30, 2006	3.50:1.00
September 30, 2006	3.50:1.00
December 31, 2006	3.25:1.00
March 31, 2007	3.25:1.00
June 30, 2007	3.25:1.00
September 30, 2007	3.25:1.00
December 31, 2007 and thereafter	3.00:1.00

Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Total Leverage Ratio for purposes of this Section 10.09 shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined, as provided in the first sentence of the definition of Total Leverage Ratio contained herein (with the second sentence of the definition of Total Leverage Ratio being inapplicable to determinations pursuant to this Section 10.09).

10.10  Senior Secured Leverage Ratio.  The Borrower will not permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter of the Borrower set forth below to exceed the respective ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Ratio

December 31, 2004	2.75:1.00
March 31, 2005	2.75:1.00
June 30, 2005	2.75:1.00
September 30, 2005	2.75:1.00
December 31, 2005	2.75:1.00
March 31, 2006	2.75:1.00
June 30, 2006	2.75:1.00
September 30, 2006	2.75:1.00
December 31, 2006	2.50:1.00
March 31, 2007	2.50:1.00
June 30, 2007	2.50:1.00
September 30, 2007	2.50:1.00
December 31, 2007 and thereafter	2.25:1.00

Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Senior Secured Leverage Ratio for purposes of this Section 10.10 shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined, as provided in the definition of Senior Secured Leverage Ratio contained herein.

10.11  Consolidated Working Capital Ratio.  The Borrower will not permit the Consolidated Working Capital Ratio at any time during any period set forth below to be less than the respective ratio set forth opposite such period set forth below:

Period	Ratio

From the Effective Date to, but not including, the last day of the Borrower’s fiscal quarter ending closest to September 30, 2005	1.50:1.00
Thereafter to, but not including, the last day of the Borrower’s fiscal quarter ending closest to September 30, 2008	1.75:1.00
Thereafter	2.00:1.00

10.12  Limitations on Voluntary Prepayments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)                                     make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale or similar event (including in each case, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), (A) any Hinky Dinky Subsidiary Redemption Notes, provided that any Hinky Dinky Subsidiary may prepay in full any Hinky Dinky Subsidiary Redemption Note issued by it so long as (x) at the time of any such prepayment the respective Hinky Dinky Subsidiary becomes, or already is, a Wholly-Owned Subsidiary of the Borrower and (y) such prepayments are otherwise permitted under Section 10.03(vii), (B) any Existing Senior Subordinated Notes, provided that the Existing Senior Subordinated Notes may be redeemed pursuant to the Existing Senior Subordinated Notes Redemption or (C) after the issuance thereof, any Permitted Subordinated Debt;

(ii)                                  amend or modify, or permit the amendment or modification of, any provision of any Existing Senior Subordinated Note Document or, after the issuance of any Permitted Subordinated Debt, any provision of Permitted Subordinated Debt Document related thereto;

(iii)                               amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including any Shareholder Agreement), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect; or

(iv)                              amend, modify or change any provision of (x) any Management Agreement unless such amendment, modification or change could not reasonably be expected to have a Material Adverse Effect or (y) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

10.13  Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, (iii) the other Credit Documents, (iv) the Existing Senior Subordinated Note Documents (but only until the 45th day following the Initial Borrowing Date), (v) after the issuance of Permitted Subordinated Debt, the related Permitted Subordinated Debt Documents, provided that such encumbrances and restrictions are reflective of similar encumbrances and restrictions contained in definitive documentation governing securities similar to Permitted Subordinated Debt and are not (taken as a whole) materially more restrictive on the Borrower (or less favorable to the Lenders) than those encumbrances and restrictions contained in the Existing Senior Subordinated Note Documents, (vi) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vii) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (viii) restrictions on the transfer of any asset pending the close of the sale of such asset, (ix) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii) or (xv), (x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in, or assets of, a partnership, limited liability company or joint venture that is a non-Wholly Owned Subsidiary of the Borrower that has been acquired or created in accordance with Section 10.16 and (xi) restrictions on the transfer of assets of any such partnership, limited liability company or joint venture described in preceding clause (x) contained in any agreement evidencing or securing Indebtedness of any such partnership, limited liability company or joint venture so long as such Indebtedness is otherwise permitted under Section 10.04.

10.14  Limitation on Issuance of Capital Stock.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests (other than Qualified Preferred Stock issued by the Borrower) or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)                                 The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

10.15  Business.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof.

10.16  Limitation on Creation of Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to (A) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries so long as (i) the equity interests of each such new Wholly-Owned Subsidiary is, subject to Section 9.13, pledged pursuant to, and to the extent required by, the Pledge Agreement, (ii) promptly following the establishment, creation or acquisition thereof each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 9.13, each such new Wholly-Owned Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement, and (iii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 9.13, each such new Wholly-Owned Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12 and (B) establish, create and acquire non-Wholly-Owned Subsidiaries in each case to the extent permitted by Section 10.05(xv) and the definition of Permitted Acquisition so long as the equity interest of each such non-Wholly-Owned Subsidiary is pledged pursuant to, and to the extent required by, the Pledge Agreement.  In addition, each such new Wholly-Owned Subsidiary which is required to become a Credit Party shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Initial Borrowing Date.

10.17  No Other “Designated Senior Indebtedness”.  The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Credit Documents) as (i) “Designated Senior Indebtedness” for the purpose of the definition of the same or the subordination provisions contained in the Existing Senior Subordinated Note Indenture or (ii) any similar term for the purposes of any Permitted Subordinated Debt Documents.

10.18  Changes To Legal Names; Organizational Identification Numbers, Jurisdiction or Type of Organization.  No Credit Party shall change, or permit any change to, its legal name until (i) it shall have given to the Administrative Agent and the Collateral Agent not less then 15 days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent or Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent or Collateral Agent to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.  In addition, to the extent that any Credit Party does not have an organizational identification number on the date hereof and later obtains one, or if there is any change in the organizational identification number of any Credit Party, the Borrower or such Credit Party shall promptly notify the Administrative Agent and the Collateral Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent and the Collateral Agent to the extent necessary to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.  Furthermore, no Credit Party shall change its jurisdiction of organization or its type of organization until (i) it shall have given to the Administrative Agent and the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Administrative Agent or Collateral Agent may reasonably request and (ii) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Administrative Agent or the Collateral Agent to maintain the security interests of the Administrative Agent or Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.  If at any time Schedule 10.18 hereto is not true and correct (as of the date in question, which may be after the Effective Date), whether because of changes thereto or as a result of the creation or acquisition of additional Credit Parties, the Borrower shall promptly furnish to the Administrative Agent and the Collateral Agent a true and correct updated Schedule 10.18, which shall contain the updated information required therein with respect to each Credit Party as of the date of any change thereto.

10.19  Existing Non-Material Subsidiaries.  No Existing Non-Material Subsidiary shall engage in any significant operations.

SECTION 11.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01  Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02  Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to any Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03  Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.14, 9.15, 9.17, 9.18 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by any Agent or the Required Lenders; or

11.04  Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; provided further, that the amount of Indebtedness at any time outstanding in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall, for the purposes of this Section 11.04, be deemed to be the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder at such time, determined on a marked-to-market basis no more than one month prior to such time; or

11.05  Bankruptcy, etc.  The Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary), and the petition is not contested within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary), or there is commenced against the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries (other than any Existing Non-Material Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its

Subsidiaries (other than any Existing Non-Material Subsidiary) for the purpose of effecting any of the foregoing; or

11.06  ERISA.  (a)  (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA;

(ii)                                  a Reportable Event shall have occurred;

(iii)                               a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; or

(iv)                              any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan pursuant to Section 4042 of ERISA; or

(v)                                 any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under Section 4042 of ERISA;

(vi)                              a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made;

(vii)                           the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) for failing to comply with Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or

(viii)                        the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or state insurance continuation laws not preempted by ERISA) or Plans or Foreign Pension Plans; or

(ix)                                a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan;

(b)                                 there shall result from any such event or events under subsection (a) of Section 11.06 the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

(c)                                  such lien, security interest or liability, either individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.

11.07  Security Documents.  The Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue (i) beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or (ii) or, to the extent that the time period for the compliance with any such term, covenant or agreement is not specified, and so long as the Collateral Agent’s security interest in the Collateral (other than any immaterial portion thereof) created pursuant to the respective Security Document is not impaired by such default, beyond 15 days; or

11.08  Guaranties.  The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09  Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged (by payment or otherwise) or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000; or

11.10  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 12.  Definitions and Accounting Terms.

12.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of (i) all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period and (ii) any cash payments made during such period in respect of non-cash charges taken in a prior period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” shall have the meaning provided in Section 4.02(h).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that no Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agents” shall mean each of the Administrative Agent, the Lead Arranger, the Syndication Agent and each Documentation Agent and, for purposes of Sections 13 and 14.01, shall include the Collateral Agent.

“Aggregate Consideration” with respect to any Permitted Acquisition shall mean the aggregate consideration (including (x) the aggregate amount paid and reasonably expected to be paid (based on good faith projections prepared by the Borrower) on or prior to the Initial Term Loan Maturity Date pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustments or similar arrangements and (y) any Indebtedness assumed, incurred or issued in connection therewith, but excluding any common stock of the Borrower or Qualified Preferred Stock issued as part of such consideration) for such Permitted Acquisitions.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Commitment Commission Percentage” and “Applicable Margin” shall mean: (a) from and after any Start Date to and including the corresponding End Date with respect to Revolving Loans, Swingline Loans and Initial Term Loans, the respective percentage per annum set forth below under the respective Type of Loans and (ii) with respect to RL Commitment Commission the respective percentage per annum set forth below under the caption “Applicable Commitment Percentage” and, in each case, opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as the case may be) indicated to have been achieved from and after each day of delivery of any certificate delivered in accordance with the following sentence indicating (each, a “Start Date”) to and including the applicable End Date:

Applicable Margins for Revolving Loans, Swingline Loans and Initial Term Loans

Level	Total Leverage Ratio	Revolving Loans maintained as Base Rate Loans and Swingline Loans	Revolving Loans maintained as Eurodollar Loans	Initial Term Loans maintained as Eurodollar Loans	Initial Term Loans maintained as Base Rate Loans	Applicable Commitment Commission Percentage

1	Less than 1.00:1.00	0.00%	1.00%	2.00%	1.00%	0.250%

2	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.25%	1.25%	2.00%	1.00%	0.250%

3	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.50%	1.50%	2.00%	1.00%	0.375%

4	Greater than or equal to 2.00:1.00	0.75%	1.75%	2.25%	1.25%	0.375%

The Total Leverage Ratio shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by the chief financial officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of the Borrower, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis solely to give effect to all Permitted Acquisitions (if any) consummated on or prior to the date of delivery of such certificate and any Indebtedness incurred or assumed in connection therewith) and the Applicable Margins and the Applicable Commitment Commission Percentages which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences); provided further that at the time of the consummation of any Permitted Acquisition, the chief financial officer of the Borrower shall deliver to the Administrative Agent a certificate setting forth the calculation of the Total Leverage Ratio on a Pro Forma Basis (solely to give effect to all Permitted Acquisitions, if any, consummated on or prior to the date of the delivery of such certificate and any Indebtedness incurred or assumed in connection therewith) as of the last day of the last Test Period ended prior to the date on which such Permitted Acquisition is consummated for which financial statements have been made available (or were required to be made available) pursuant to Section 9.01(a) or (b), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Applicable Margins and the Applicable Commitment Commission Percentages which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences) shall be based upon the Total Leverage Ratio as so calculated.  The Applicable Margins and the Applicable Commitment Commission Percentages so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Acquisition is consummated or (z) the next date to occur which occurs 45 days after the last day of a Test Period (such earliest date, the “End Date”), at which time in the case of this clause (z), if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Margins and new Applicable Commitment Commission Percentages, as the case may be (and thus commencing a new Start Date), Level 4 pricing shall be applicable until such time as the Borrower delivers a new Quarterly Pricing Certificate to the Administrative Agent indicating an entitlement to pricing margin lower than Level 4 pricing; it being understood that such new pricing margin, if any, shall be effective from and after the date of delivery of such Quarterly Pricing Certificate until the earliest of the relevant date described in preceding clauses (x), (y) or (z), as the case may be.  Notwithstanding anything to the contrary contained above in this definition, (x) Level 4 pricing shall apply at all times during which there shall exist any Event of Default and (y) at all times prior to the date of delivery of the financial statements pursuant to Section 9.01(b) for the Borrower’s fiscal year ended on the Saturday closest to December 31, 2004, Level 4 shall be applicable.

(b)                                 With respect to any Tranche of Incremental Term Loans, the respective percentages per annum relating to the respective Type of such Tranche of Incremental Term Loans as set forth in the applicable Incremental Commitment Agreement (or, in the case of any Tranche of Incremental Term Loans extended pursuant to more than one Incremental Term Agreement, as may be provided in the first Incremental Term Loan Commitment Agreement executed and delivered with respect to such Tranche).

“Applicable ECF Percentage” shall mean (i) 50% if (x) the Total Leverage Ratio as of the last day of the most recent fiscal year of the Borrower is greater than 1.50 to 1.00 or (y) a Default or Event of Default then exists, (ii) 25% if the Consolidated Leverage Ratio as of the last day of the most recent fiscal year of the Borrower is equal to or less than 1.50 to 1.00 but the greater than or equal to 1.00:1.00 and (iii) 0% if the Consolidated Leverage Ratio as of the last day of the most recent fiscal year of the Borrower is less than 1.00:1.00.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 10.02(ii), (iii), (vii), (viii) and (ix).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

“Attributable Indebtedness” in respect of a sale-leaseback transaction shall mean, as at the time of determination, the present value (discounted at the interest rate borne at such time by Revolving Loans maintained as Eurodollar Loans, compounded annually) of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale-leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Authorized Officer” of any Credit Party shall mean any of the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer or the Director of Treasury or any other officer of such Credit Party which is designated in writing to the Administrative Agent by any of the foregoing officers of such Credit Party as being authorized to give such notices under this Agreement.

“Bank Refinancing” shall mean the refinancing and other transactions described in Sections 5.05(a).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

 “Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, in the case of any Permitted Acquisition or Permitted Asset Exchange, the Test Period most recently ended prior to the date of any such transaction for which financial statements are available.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from Standard & Poor’s Ratings Services or “A2” or the equivalent thereof from Moody’s Investors Service, Inc. with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (x) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act), directly or indirectly, of 25% or more of the economic or voting interest in the Borrower’s Equity Interests (as determined on a fully diluted basis and measured by voting power rather than number of shares), (y) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors, or (z) a “change of control” or similar event shall occur under any Permitted Subordinated Debt Documents.

“Change of Law” shall have the meaning provided in Section 11.06.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 11.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Initial Term Loan Commitment, the Revolving Loan Commitment or an Incremental Term Loan Commitment.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (A) adding thereto (i) in each case to the extent actually deducted in determining Consolidated Net Income for such period, consolidated interest expense of the Borrower and its Subsidiaries and provision for income taxes, adjusted to exclude for such period (x) any extraordinary gains or losses and (y) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (ii) the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period, (iii) the amount of all up front fees and expenses incurred in connection with the execution and delivery of this Agreement to the extent that same were deducted in arriving at Consolidated Net Income for such period and (iv) the amount of all other non-cash charges that were deducted in arriving at Consolidated Net Income for such period and (B) subtracting therefrom the amount of all cash payments made in respect of such period to the extent same relate to a non-cash charge incurred in a previous period which was added back to Consolidated EBITDA in such previous period pursuant to clause (A) above in this definition.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person at such time in accordance with generally accepted accounting principles as determined on a consolidated basis and (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii) and (vii) of the definition of Indebtedness contained herein; provided that for purposes of this definition (i) the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (ii) the amount of Indebtedness in respect of letters of credit, bankers’ acceptances and similar obligations shall be limited to the aggregate amount of all funded letters of credit, bankers’ acceptances and similar obligations issued or extended for the account of the Borrower or any of its Subsidiaries that have not been reimbursed by the Borrower or any of its Subsidiaries.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including without limitation, all interest expense attributable to the Hinky Dinky Subsidiary Redemption Notes) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period and (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary.

“Consolidated Rental Expense” shall mean, for any period, the sum of (x) the total rental expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and (y) to the extent not already included in preceding clause (x), any payments made by the Borrower or any of its Subsidiaries pursuant to any guarantees of leases made by the Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Indebtedness” shall mean all Consolidated Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on any property owned by the Borrower or any of its Subsidiaries, provided that Consolidated Senior Secured Indebtedness shall not include any Consolidated Indebtedness that is subordinated in right of payment to the Obligations and the Guaranteed Obligations (as defined in the Subsidiaries Guaranty) pursuant to effective subordination provisions that are satisfactory to the Administration Agent.

“Consolidated Working Capital Ratio” shall mean, at any time, the ratio of (i) (x) the consolidated net trade accounts receivable of the Borrower and the Subsidiary Guarantors plus (y) the consolidated inventory of the Borrower and the Subsidiary Guarantors at such time (valued on a First-in First-out (FIFO) basis), in each case only to the extent such accounts receivables and inventory conform to the representations and warranties contained in the Security Agreement (including by the Collateral Agent having a first priority perfected security interest therein subject only to Permitted Liens) and which at all times continue to be acceptable to the Collateral Agent in its reasonable judgment to (ii) the sum of (x) the aggregate amount of all principal of Loans outstanding at such time plus (y) all Letter of Credit Outstandings at such time plus (z) the aggregate principal amount of all secured Indebtedness (other than Capitalized Lease Obligations) of the Borrower and its Subsidiaries outstanding at such time pursuant to Section 10.04(x).

“Contingent Obligation” shall mean, as to any Person, (A) any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and (B) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director of the Borrower whose nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty and each Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Customer Lease Arrangements” shall mean arrangements between the Borrower and/or any of its Subsidiaries and their respective customers, made in the ordinary course of business and consistent with past practices, whereby the Borrower and/or such Subsidiary enters into a lease of Real Property with a third Person landlord and, substantially concurrent therewith, subleases such Real Property to such customers.

“DBSI” shall mean Deutsche Bank Securities Inc., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Distribution Revenues” for any fiscal year of the Borrower shall mean the Borrower’s revenues generated from its and its Subsidiaries’ operations in the “Food Distribution” segment, as reported in the Borrower’s Report on Form 10-K filed with the SEC for such fiscal year.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any Equity Interests outstanding on or after the Effective Date, or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any Equity Interests of such Person outstanding on or after the Effective Date.  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes other than any such payment made (i) in the form of common equity of the Borrower or (ii) to employees of the Borrower and its Subsidiaries to the extent such payment has actually reduced Consolidated Net Income.

“Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is incorporated under the laws of (i) the United States or any State or territory thereof or (ii) the District of Columbia.

“Drawing” shall have the meaning provided in Section 2.05(b).

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution or any fund that invests in loans, but in any event excluding the Borrower and its Subsidiaries.

“End Date” shall have the meaning provided in the definition of “Applicable Commitment Commission” and “Applicable Margin”.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than any Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease,

if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (iii) the aggregate amount of permanent cash principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness, (B) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of an Scheduled Incremental Term Loan Repayment under Section 4.02(b) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary permanent reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment and (C) payments pursuant to the Refinancing)), (iv) the aggregate amount of all cash Dividends paid during such period to the extent permitted under Sections 10.03(iii), (iv) and (v) and, (v) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ended December 31, 2005).

“Excess Cash Payment Period” shall mean with respect to prepayments required on each Excess Cash Payment Date, the fiscal year of the Borrower immediately preceding such Excess Cash Payment Date.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 19, 2000, as amended to the Effective Date, among the Borrower, the banks signatory thereto, Harris Trust and Savings Bank and U.S. National Bank Association, as Syndication Agents, General Electric Capital Corporation as Documentation Agent and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) as Administrative Agent.

“Existing Indebtedness” shall mean all Indebtedness of the Borrower and its Subsidiaries set forth in Section 8.21.

“Existing Letters of Credit” shall have the meaning provided in Section 2.01(a).

“Existing Non-Material Subsidiary” shall mean any Subsidiary of the Borrower designated as an “Existing Non-Material Subsidiary” on Schedule 8.14.

“Existing Senior Subordinated Note Documents” shall mean the Existing Senior Subordinated Note Indenture and all other documents executed and delivered with respect to the Existing Senior Subordinated Notes and the Existing Senior Subordinated Note Indenture, as in

effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Subordinated Note Indenture” shall mean the Indenture, dated as of April 24, 1998, among the Borrower, (the Subsidiary Guarantors named therein and U.S. Bank Trust National Association, as Trustee, as in effect on the Initial Borrowing Date and as thereafter amended, modified or supplemented from time to time.

 “Existing Senior Subordinated Notes” shall mean the Borrower’s 8½% Senior Subordinated Notes due 2008, issued pursuant to the Existing Senior Subordinated Note Indenture .

“Existing Senior Subordinated Notes Redemption” shall mean the redemption of the Existing Senior Subordinated Notes as contemplated in Section 9.17(a).

“Facing Fee” shall have the meaning provided in Section 3.01(e).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Covenants” shall mean each of the financial covenants contained in Sections 10.08, 10.09, 10.10 and 10.11.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or

“pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

“Hinky Dinky Operating Agreements” shall mean the respective operating agreement of each Hinky Dinky Subsidiary as in effect on the date hereof.

“Hinky Dinky Subsidiaries” shall mean each of H.D. Beatrice L.L.C., H.D. Crete L.L.C., Hinky Dinky Falls City L.L.C. and Hinky Dinky O’Neill L.L.C., but, in each case, only while the respective such Person is a Domestic Subsidiary, but not a Wholly-Owned Subsidiary, of the Borrower.

“Hinky Dinky Subsidiary Investment” shall mean, as to any Person, any Investment in any Hinky Dinky Subsidiary (other than loans or advances for travel advances and other similar cash advances made to employees and sales representatives in the ordinary course of business) including, without limitation, through the purchase of stock or obligations of any Hinky Dinky Subsidiary, the acquisition of any substantial part of the assets or business of any Hinky Dinky Subsidiary (or division thereof), being or becoming liable on any guaranty in respect of any obligation of any Hinky Dinky Subsidiary, or subordinating any claim or demand such Person may have to the claim or demand of any other creditor of a Hinky Dinky Subsidiary.

“Hinky Dinky Subsidiary Redemption Notes” shall mean each note issued by a Hinky Dinky Subsidiary pursuant to, and in accordance with the requirements of, any Hinky Dinky Operating Agreement in connection with the redemption by such Hinky Dinky Subsidiary of its outstanding membership interests.

“Incremental Commitment Agreement” shall mean an Incremental Commitment Agreement substantially in the form of Exhibit C (appropriately completed and with such modifications as may be acceptable to the Administrative Agent).

“Incremental Commitment Expiry Date” shall mean (i) in the case of requests for Incremental Term Loan Commitments, the Revolving Loan Maturity Date and (ii) in the case of requests for Incremental Revolving Commitments, November 12, 2008.

“Incremental Commitments” shall mean, collectively, the Incremental Revolving Loan Commitments and the Incremental Term Loan Commitments.

“Incremental Lender” shall have the meaning provided in Section 1.14(b).

“Incremental Revolving Loan Commitment” shall mean, for each Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 1.01(b) as agreed to by such Lender in the respective Incremental Commitment Agreement delivered pursuant to Section 1.14; it being understood, however, that on each date upon which an Incremental Revolving Loan Commitment of any Lender becomes effective, such Incremental Revolving Loan Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 1.14.

“Incremental Term Loan” shall have the meaning provided in Section 1.01(e).

“Incremental Term Loan Borrowing Date” shall mean each date on which Incremental Term Loans are incurred pursuant to Section 1.01(e).

“Incremental Term Loan Commitment” shall mean, for the respective Incremental Lender, the commitment of such Incremental Lender to make Incremental Term Loans pursuant to Section 1.01(e) on a given Incremental Term Loan Borrowing Date, as such commitment (x) is set forth in the respective Incremental Commitment Agreement delivered pursuant to Section 1.14(b) and (y) may be reduced pursuant to Section 4.02 or terminated pursuant to Sections 3.03 and/or 11.

“Incremental Term Loan Maturity Date” shall mean for any Tranche of Incremental Term Loans, the maturity date for such Tranche of Incremental Term Loans set forth in the Incremental Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 1.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the aggregate amount of such Indebtedness and the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement.  Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial Term Loan” shall have the meaning provided in Section 1.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Initial Term Loan Commitment”.

“Initial Term Loan Maturity Date” shall mean November 12, 2010.

“Initial Term Note” shall have the meaning provided in Section 1.05(a).

“Initial TL Commitment Commission” shall have the meaning provided in Section 3.01(c).

“Initial TL Commitment Termination Date” shall mean the earlier of (i) the Redemption Date and (ii) the date occurring 45 days following the Initial Borrowing Date.

“Initial TL Percentage” shall mean of any Lender a fraction (expressed as a percentage) the numerator of which is the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date (without giving effect to any reduction thereto pursuant to Sections 3.03, 4.02 and/or 11) and the denominator is the Total Initial Term Loan Commitment on the Initial Borrowing Date (without giving effect to any reduction to the Term Loan Commitments pursuant to Sections 3.03, 4.02 and/or 11).

“Intercompany Loan” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note, in the form of Exhibit N, evidencing Intercompany Loans.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean (i) DBTCA (which, for purposes of this definition, also shall include any banking affiliate of DBTCA, including Deutsche Bank AG New York Branch, which may agree to issue Letters of Credit under this Agreement), (ii) any other Lender which, at the request of the Borrower and with the consent of the Administrative Agent, agrees (at such Lender’s sole discretion) to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2 and (iii) with respect to Existing Letters of Credit only, Harris Trust and U.S. Bank.  On the Initial Borrowing Date (x) the sole issuing Lenders in respect of standby Letter of Credit are DBTCA and, with respect to Existing Letters of Credit only, U.S. Bank and Harris Trust and (y) the sole Issuing Lender in respect of trade Letters of Credit is Deutsche Bank AG, New York Branch.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries (other than in respect of Existing Senior Subordinated Notes or Permitted Subordinated Debt) as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement.

“Lead Arranger” shall mean DBSI in its capacity as the Sole Lead Arranger and Sole Book Running Manager with respect to this Agreement and the other Credit Documents.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01, each Incremental Lender and any Person that becomes a “Lender” hereunder pursuant to Section 1.13, 1.14 or 14.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01 or 2 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(d).

“Letter of Credit Outstandings” shall mean, at any time, the sum (without duplication) of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Initial Term Loan, each Incremental Term Loan (if any), each Revolving Loan and each Swingline Loan.

 “Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreements” shall mean all material agreements with members of, or with respect to, the management of the Borrower or any of its Subsidiaries.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, nature of assets, liabilities or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or any Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or any Agent hereunder or under any other Credit Document.

“Material Asset Sale” shall mean any Asset Sale or series of related Assets Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $5,000,000.

“Material Permitted Acquisition” shall mean any Permitted Acquisition or any series of related Permitted Acquisitions, where the Aggregate Consideration for such Permitted Acquisition or series of related Permitted Acquisitions, as the case may be, equals or exceeds $5,000,000.

“Material Recovery Event” shall mean any Recovery Event where the aggregate cash insurance proceeds or awards received therefrom is equal to, or in excess of $5,000,000.

 “Maturity Date” shall mean, with respect to any Tranche of Loans, the Initial Term Loan Maturity Date, the Revolving Loan Maturity Date, the Incremental Term Loan Maturity Date for such Tranche of Loans or the Swingline Expiry Date, as the case may be.

“Maximum Eurodollar Borrowing Number” shall mean (x) in the case of Initial Term Loans, 10, (y) in the case of Revolving Loans, 10, and (z) in the case of any Tranche of Incremental Term Loans, 10 or such other number as may be specified as the Maximum Eurodollar Borrowing Number for such Tranche in the respective Incremental Commitment Agreement (although any Incremental Commitment Agreement providing for Incremental Term Loans which will be added to an existing Tranche shall not specify a Maximum Eurodollar Borrowing Number for such Tranche which differs from the Maximum Eurodollar Borrowing Number already applicable to such Tranche).

“Maximum Swingline Amount” shall mean $20,000,000.

“Minimum Borrowing Amount” shall mean (i) for Swingline Loans, $100,000, (ii) for Revolving Loans, $1,000,000, (iii) for Initial Term Loans, $5,000,000 and (iv) for Incremental Term Loans, $5,000,000 or such other amount as may be specified in the respective Incremental Commitment Agreement (although an Incremental Commitment Agreement providing for the addition of Incremental Term Loans to an existing Tranche may not specify a different Minimum Borrowing Amount from that which already applies to the respective Tranche).

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean Mortgagee’s title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean any Real Property owned by a Credit Party which is encumbered (or required to be encumbered) by a Mortgage.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith) received by the respective Person from the respective incurrence of such Indebtedness.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (i) reasonable costs and taxes incurred in connection with such Recovery Event and (ii) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean, for any Asset Sale or Permitted Asset Exchange, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets or Permitted Asset Exchange, net of the reasonable costs and expenses of such sale or exchange (including fees and commissions, payments of unassumed liabilities relating to the assets sold or exchanged and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the estimated marginal increase in income taxes which will be payable by the Borrower’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale or exchange.

“New Tranche” shall mean each Tranche of Term Loans other than the Tranche of Initial Term Loans.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Note” shall mean each Initial Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note, in each case, as such Note may be replaced, modified or supplemented in accordance with the terms hereof and thereof.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York 10005 and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302 or (iii) such other office or person as the Administrative Agent may hereafter designate as such to the other parties hereto.

“Obligations” shall mean all amounts (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to each Agent, each Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity price hedging arrangements or other similar arrangements, or arrangements designed to protect against fluctuations in the currency values.

“Participant” shall have the meaning provided in Section 2.04(a).

“Patriot Act” shall have the meaning provided in Section 14.18.

“Patriot Act Information” shall have the meaning provided in Section 14.18.

“Payment Office” shall mean the office of the Administrative Agent at 90 Hudson Street, 5th Floor, Jersey City, New Jersey or such other office as the Administrative Agent may hereafter designate as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower or a Subsidiary Guarantor), provided that (in each case) (A) the consideration paid by the Borrower or such Subsidiary Guarantor consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), the assumption, issuance or incurrence of Indebtedness otherwise permitted by Section 10.04(x) and the issuance of common equity of the Borrower or Qualified Preferred Stock of the Borrower in each case to the extent no Default or Event of Default exists pursuant to Section 11.10 or would result therefrom, (B) in the case of the acquisition of 100% of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such other Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly-Owned prior to the date of such Permitted Acquisition of such Person, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.15, (D) substantially all of the business, division or product lines of the Acquired Entity or Business (in the case of an asset acquisition), or the assets and business of the Acquired Entity or Business taken as a whole (in the case of an acquisition of Equity Interests), is in the United States and (E) all applicable requirements of Sections 9.14, 10.02 and 10.16 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Annual Dividend Amount” shall mean, for any fiscal year of the Borrower, an amount equal to the greater of (x) $15,000,000 and (y) 25% of Consolidated Net Income of the immediately preceding fiscal year of the Borrower.

“Permitted Annual Repurchase Amount” shall mean, for any fiscal year of the Borrower, an amount equal to the greater of (x) $15,000,000 and (y) 33-1/3% of Excess Cash Flow for the immediately preceding such fiscal year.

“Permitted Asset Exchange” shall mean the exchange by the Borrower or its Subsidiaries of any of their assets or property (other than Equity Interests of a Subsidiary, unless 100% of the Equity Interests owned by the Borrower and its Subsidiaries in such Subsidiary are disposed of) pursuant to an arm’s-length transaction the purpose of which is to acquire (and such exchange actually results within 90 days of such exchange in the acquisition of) property and assets of another Person (other than the Equity Interests of any Person unless 100% of the Equity Interests of such Person are obtained by the Borrower or the respective Subsidiary) so exchanged by the Borrower or such Subsidiary.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Indebtedness Amount” shall mean at any time of the determination thereof an amount equal to the remainder of (1) the sum of (x) $60,000,000 plus (y) the aggregate principal amount of all Indebtedness constituting Capitalized Lease Obligations outstanding on the last day of the Borrower’s immediately preceding fiscal year (which for the purposes of this definition shall not exceed $45,000,000 for either the Borrower’s fiscal year ended December 28, 2003 or its fiscal year ending January 1, 2005) less (2) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries then outstanding (other than Indebtedness outstanding pursuant to Sections 10.04(i) through 10.04(ix)).  For the avoidance of doubt, in calculating the Permitted Indebtedness Amount pursuant to the preceding sentence the following (without limitation) shall be included as a utilization of availability thereunder: (i) any Indebtedness incurred, issued or assumed in connection with any Permitted Acquisition (for this purpose treating all earn-out, non-compete, consulting or deferred compensation as Indebtedness (but not treating trade payables as Indebtedness) and determining the aggregate amount of such Indebtedness by taking the aggregate principal amount paid and reasonably expected to be paid (based on good faith projections prepared by the Board of

Directors of the Borrower) on or prior to the latest Maturity Date then in effect pursuant to any such earn-out, non-compete, consulting or deferred compensation); (ii) any bid, performance, advance payment and surety bonds of the Borrower and its Subsidiaries; (iii) any Capitalized Lease Obligations of the Borrower and its Subsidiaries; and (iv) any intercompany loans among the Borrower and its Subsidiaries not otherwise permitted under Section 10.04(iv).

“Permitted Investment Amount” shall mean at any time of the determination thereof an amount equal to the remainder of (1) $20,000,000 less (2) the sum of (A) aggregate amount of all Investments made by the Borrower and its Subsidiaries (other than pursuant to Sections 10.05(i) through (xiv)) from the Effective Date to the time of such determination and (B) the aggregate amount of all Dividends or other restricted payments made pursuant to Sections 10.03(vi) and (vii).  For the avoidance of doubt in calculating availability under the Permitted Investment Amount the following (without limitation) shall be considered a utilization of availability thereunder: (i) purchases by the Borrower or any of its Subsidiaries of outstanding membership interests in the Hinky Dinky Subsidiaries from the minority equityholders thereof;  and (ii) Hinky Dinky Subsidiary Investments or Super Foods Subsidiary Investments (other than pursuant to Section 10.05(xv)).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Subordinated Debt Documents” shall mean all documentation (including, without limitation, any indenture or purchase agreement) entered into in connection with any issuance of Permitted Subordinated Debt.

“Permitted Subordinated Debt” shall mean unsecured subordinated debt securities of, or loans made to, the Borrower (which may be guaranteed on an unsecured subordinated basis by Subsidiary Guarantors) the terms of which (and conditions surrounding the issuance of which) satisfy the relevant requirements of Section 10.04(ix).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate on or after the Initial Borrowing Date, and each such plan for the five year period immediately following the latest date (whether before or after the Initial Borrowing Date) on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 5.08.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning as defined in the Pledge Agreement.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the Permitted Acquisition then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected and (y) the incurrence of any Indebtedness that is incurred in connection with, or to finance, one or more Permitted Acquisitions; provided that, for purposes of calculations pursuant to Section 9.14, such calculations shall also give effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance one or more Permitted Acquisitions) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)                                     for purposes of Section 9.14 only, all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance one or more Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 9.14) and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 9.14);

(ii)                                  for purposes of Section 9.14 only, all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii)                               for purposes of determinations of the Total Leverage Ratio (other than for purposes of Section 9.14), Consolidated Indebtedness shall be the actual amount thereof as of the last day of the respective Calculation Period or Test Period, as the case may be; provided that, for purposes of determining the Total Leverage Ratio as it relates to the definition of Applicable Margin and Applicable Commitment Commission Percentage, to the extent any Permitted Acquisition is consummated after the last day of the respective Calculation Period or Test Period and on or prior to the date of delivery of the certificate referenced in the definition of Applicable Margin, all Indebtedness incurred or assumed in connection with one or more Permitted Acquisitions consummated after the last day of the respective Test Period shall be added to Consolidated Indebtedness and shall be deemed to have been outstanding on the last day of the respective Calculation Period or Test Period, as the case may be; and

(iv)                              in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition effected during the respective Calculation Period or Test Period (and thereafter to the extent provided in the definition of Applicable Margin and Applicable Commitment Commission Percentage or for purposes of Section 9.14) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections contained in the Confidential Information Memorandum, dated October, 2004, which were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Qualified Preferred Stock” shall mean any preferred equity interests of the Borrower so long as the terms of any such preferred equity interests (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the one year anniversary of the latest Maturity Date in effect for outstanding Term Loans at the time such preferred equity interests are authorized for issuance, (ii) do not require the cash payment of dividends or distributions at any time that such cash payment would result in a Default or Event of Default hereunder and (iii) do not contain any covenants other than (x) customary covenants relating to information and anti-dilution and (y) such other covenants as may be reasonably acceptable to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date, commencing on the last Business Day of December, 2004.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Commitment Commission Percentage and Applicable Margin contained in this Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same has been and may hereafter be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds (other than proceeds from business interruption insurance) or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, condemnation, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries or (ii) under any policy of insurance required to be maintained under Section 9.03.

“Redemption Date” shall have the meaning provided in Section 5.05(b).

“Redemption Notice” shall have the meaning provided in Section 5.05(b).

“Refinancing” shall mean, collectively, (i) the Bank Refinancing, and (ii) the Existing Senior Subordinated Notes Redemption.

“Refinancing Documents” shall mean each of the agreements, documents and instruments entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean the active or passive disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean with respect to any Asset Sale or Recovery Event, the earlier of the following dates referred to in clauses (i) or (ii) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from such Asset Sale or Recovery Event: (i) 180 days (or in the event the Borrower has contractually committed to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, 270 days) following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (ii) the date upon which the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Relevant Term Loan Percentage” shall mean, with respect to any voluntary prepayment or mandatory repayment of a particular Tranche of Term Loans at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans at such time.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, .28, ..29, .30, .31, .32 or .34 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent at least 50.1% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, and (ii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 11 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 14.04(b).

“Revolving Loan Maturity Date” shall mean November 12, 2009.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Commitment Commission” shall have the meaning provided in Section 3.01(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 4.02(b).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 4.02(b).

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.09.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Secured Leverage Ratio” shall mean, at any time, the ratio of Consolidated Senior Secured Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during the Test Period referenced above.

“Shareholder Agreements” shall mean all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests.

“Start Date” shall have the meaning provided in the definition of “Applicable Commitment Commission” and “Applicable Margin”.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.10.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower (other than any Existing Non-Material Subsidiary) and, to the extent required by Section 9.13, each Wholly-Owned Foreign Subsidiary of the Borrower.

“Super Foods Subsidiary” shall mean Bad Axe Food Store and Whitton Enterprises, Inc., but, in each case, only while the respective such Person is a Domestic Subsidiary, but not a Wholly-Owned Subsidiary, of the Borrower.

“Super Foods Subsidiary Investment” shall mean as to any Person any Investment in any Super Foods Subsidiary (other than loans or advances for travel advances and other similar cash advances made to employees and sales representatives in the ordinary course of business) including, without limitation, through the purchase of stock or obligations of any Super Foods Subsidiary, the acquisition of any substantial part of the assets or business of any Super Foods Subsidiary (or division thereof), being or becoming liable on any guaranty in respect of any obligation of any Super Foods Subsidiary, or subordinating any claim or demand such Person may have to the claim or demand of any other creditor of a Super Foods Subsidiary.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%”.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean DBTCA.

“Swingline Loan” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 14.04(b)) has been completed.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Tax Sharing Agreement” shall mean all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loans” shall mean the Initial Term Loans and the Incremental Term Loans of a New Tranche.

 “Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of each of the Lenders.

“Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during the Test Period referenced above.  Furthermore, to the extent provided in the definition of “Applicable Commitment Commission Percentage” and “Applicable Margin,” certain determinations of the Total Leverage Ratio pursuant thereto shall be further determined on a Pro Forma Basis to give effect to Permitted Acquisitions consummated after the last day of the respective Test Period and on or prior to the date of the delivery of the certificate referenced therein, as well as to any Indebtedness incurred or assumed in connection therewith.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Sales and Revenues” shall mean, for any period, sales of merchandise and services by the Borrower and its Subsidiaries to their respective third party customers, as reported in the Borrower’s Form 10K and/or 10Q filed with the SEC covering such period.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two Tranches on the Initial Borrowing Date (consisting of the Initial Term Loan Commitments and the Total Revolving Loan Commitment and the respective extensions of credit (i.e., Initial Term Loans, Revolving Loans, Swingline Loans and Letters of Credit) pursuant thereto.  In addition, any Incremental Term Loans extended after the Initial Borrowing Date shall be made pursuant to the Tranche of Initial Term Loans or one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Commitment Agreements in accordance with the relevant requirements specified in Section 1.14.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided for in Section 2.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“U.S. Bank” shall mean U.S. Bank National Association, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date of determination and the making of each such payment.

“Wholly-Owned Domestic Subsidiary” shall mean each Domestic Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Foreign Subsidiary” shall mean each Foreign Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 13.  The Agents.

13.01  Appointment.  The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 13 and Section 14.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  The Lenders hereby appoint Harris Trust and Savings Bank as Syndication Agent to act as specified herein and in the other Credit Documents.  The Lenders hereby appoint each of General Electric Capital Corporation and U.S. Bank National Association as Documentation Agent to act as specified herein and in the other Credit Documents.  The Lenders hereby appoint DBSI as the Lead Arranger to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates.

13.02  Nature of Duties.  No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  No Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by any of them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

13.03  Lack of Reliance on the Agents.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

13.04  Certain Rights of the Agents.  If any Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

13.05  Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing (including any electronic message, Internet or intranet website posting or other distribution), resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

13.06  Indemnification.  To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.07  Each Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders,” “Super Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity.  Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

13.08  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09  Resignation by the Agents.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders.  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Default or an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  The Syndication Agent and each Documentation Agent may, upon five Business Days’ notice to the Borrower, the Administrative Agent and the Lenders, resign at any time (effective upon the fifth Business Day after the giving of such notice).

(f)                                    Upon a resignation of any Agent pursuant to this Section 13.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 13 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent.

13.10  The Syndication Agent and the Documentation Agents.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Syndication Agent and each Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby.  Without limitation of the foregoing, neither the Syndication Agent nor any Documentation Agent shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 14.  Miscellaneous.

14.01  Payment of Expenses, etc.  The Borrower hereby agrees to:

(i)                                     whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and each Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit

Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Agents and, after the occurrence of an Event of Default, counsel for each of the Lenders);

(ii)                                  pay and hold each Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save such Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and

(iii)                               indemnify each Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding, in each case, any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

14.02  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of the Credit Parties to such Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

14.03  Notices.  (a)                                               Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.03 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall, unless the Administrative Agent otherwise prescribes, be deemed to have been given (i) in the case of notices and other communications sent to an e-mail address, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) in the case of notices or communications posted to an Internet or intranet website, upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agents, the Collateral Agent, and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Each Agent, the Swingline Lender, each Issuing Lender and the Lenders shall each be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) believed by it in good faith to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by the respective such Person in good faith to have been given by or on behalf of the Borrower or any other Credit Party.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.  In addition, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of Borrowing or prepayment of Loans (absent manifest error).

14.04  Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit

(unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least (A) in the case of an assignment of Term Loans, $1,000,000 and (B) in the case of an assignment of Revolving Loan Commitments and related outstanding Obligations, $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the consent of DBTCA (which consent shall not be unreasonably withheld or delayed) shall be required in connection with any assignment of the Total Revolving Loan Commitment and related outstanding Obligations (or, if the Total Revolving Loan Commitment has terminated, outstanding Obligations), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15.  To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit (x) any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (y) any Lender which is a fund from pledging all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

14.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of the Applicable Commitment Commission Percentage, Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 10.07 through 10.12, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower referred to in Section 8.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)                                 All computations of interest, RL Commitment Commission, Initial Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365/366 days in the case of interest on Base Rate Loans) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

14.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)                                 THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and each Agent.

14.10  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

14.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)):

(i)                                     extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i));

(ii)                                  release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents;

(iii)                               amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date);

(iv)                              reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date); or

(v)                                 consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement

; provided further that no such change, waiver, discharge or termination shall:

(1)                                  increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender);

(2)                                  without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter such Issuing Lender’s rights or obligations with respect to Letters of Credit issued by it;

(3)                                  without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans;

(4)                                  without the consent of each Agent affected thereby, amend, modify or waive any provision of Section 13 or any other provision as same relates to the rights or obligations of such Agent;

(5)                                  without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent;

(6)                                  without the consent of the Supermajority Lenders (x) reduce the ratio set forth in Section 10.11 or (y) amend or modify the definition of Consolidated Working Capital Ratio to the extent that such amendment or modification would have the effect of making it easier for the Borrower to comply with Section 10.11;

(7)                                  except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority

Lenders or alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01(a) or 4.02 (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered);

(8)                                  in cases where any Incremental Term Loans are being added to an existing Tranche of Term Loans pursuant to Section 1.14, without the consent of the Majority Lenders of the respective Tranche (determined before giving effect to the additions to such Tranche), alter any of the requirements contained in Section 1.14(c); or

(9)                                  without the consent of the Majority Lenders of each Tranche of Term Loans and, in the case of Section 1.14(a)(xi), Revolving Loan Commitments amend or modify the provisions of Section 1.14(a)(x) or (xi), as the case may be.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of the Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).

14.13  Survival.  All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15  Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.

14.16  Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent and (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16.

(b)                                 The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

14.17  Limitation on Additional Amounts.  Notwithstanding anything to the contrary contained in Section 1.10, 2.06 or 4.04, unless a Lender gives notice to the Borrower that the Borrower is obligated to pay any amount under Section 1.10, 2.06 or 4.04 within 180 days after the later of (x) the date such Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in the amounts received or receivable hereunder or reduction in return of capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reduction in the amounts received or receivable hereunder or reduction in return of capital, such Lender shall only be entitled to be compensated for any such amount by the Borrower pursuant to Section 1.10, 2.06 or 4.04, as the case may be, to the extent that any such amounts are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Section 1.10, 2.06 or 4.04, as the case may be; provided, however, that if the circumstances giving rise to such claims have a retroactive effect, such 180-day period shall be extended to include the period of such retroactive effect.  This Section 14.17 shall not be applicable to any Section of this Agreement other than Sections 1.10, 2.06 and 4.04.

14.18  USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower on behalf of itself and its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as in effect from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party and/or its subsidiaries, which information includes the name and address of such Credit Party and/or its Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party and/or its Subsidiaries in accordance with the Patriot Act (collectively the foregoing information, the “Patriot Act Information”).  The Borrower agrees that from time to time and upon the request of any Lender or the Administrative Agent it shall promptly provide (or cause to be promptly provided) to such Lender or the Administrative Agent with any Patriot Act Information requested thereby.

*     *     *

SCHEDULE 14.03

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NASH-FINCH COMPANY

By:	/s/ LeAnne M. Stewart
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent

By:	/s/ Scottye Lindsey
Title: Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF NOVEMBER 12, 2004, AMONG NASH-FINCH COMPANY, , THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, HARRIS TRUST AND SAVINGS BANK, AS SYNDICATION AGENT, AND GENERAL ELECTRIC CAPITAL CORPORATION AND U.S. BANK NATIONAL ASSOCIATION, AS DOCUMENTATION AGENTS

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Brian P. Schwinn
Title: Duly Authorized Signatory

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Naruty Winter
Title: Vice President

HARRIS TRUST AND SAVINGS BANK

By:	/s/ C. Scott Place
Title: Vice President

NATIONAL CITY BANK

By:	/s/ Thomas E. Redmond
Title: Senior Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ Ivan Rodriguez
Title: Vice President

By:	/s/ Brett Delfino
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kent A. Paulson
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael J. Staloch
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD. CHICAGO BRANCH

By:	/s/ Patrick McCue
Title: Vice President & Manager

LASALLE BANK N.A.

By:	/s/ John Garzlaff
Title: Senior Vice President